UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

YSMD, LLC

(Exact name of issuer as specified in its charter)

Delaware	86-2474387
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

745 5th Ave, Suite 500 New York, NY	10151
(Address of principal executive offices)	(Zip code)

(510-306-4678)

(Registrant’s telephone number, including area code)

Series A Interests

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, the terms “YSMD, LLC” “YSMD,” “we,” “us, “our,” the “company” and similar terms refer to YSMD, LLC, a Delaware Series Limited Liability Company; “Collab (USA) Capital LLC” and “Collab” refers to the Managing Member of YSMD, LLC.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

ITEM 1. BUSINESS

Overview

YSMD was incorporated in the State of Delaware on February 2, 2022. YSMD is an investment vehicle which intends to enable investors to own fractional ownership of a specific student housing rental property, but will also, under certain circumstances, consider multi-family and commercial real estate assets such asself-storage, warehouse and industrial, office, hospitality and retail properties. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management. As of the date of this offering circular, no series of YSMD have been liquidated, and no prior program has been sponsored by YSMD resulting in any prior liquidation.

The company intends to establish separate Series for the holding of student housing rental properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the company will be enforceable against the assets of the applicable Series only, and not against the assets of the company. In addition, YSMD will manage all Underlying Assets related to the various Series including the sales of property, renting of the student housing rental property, maintenance and insurance.

Collab is an affiliate of YSMD. As discussed in further in the Operating Agreement of YSMD, Collab is the Managing Member of YSMD. Collab was incorporated in the State of Delaware on February 14, 2022. YSMD is a real estate investment platform that allows individual investors to have direct access to quality student housing rental estate investment opportunities and invest in individual student rental properties. Neither the company, Collab or their affiliates has previously conducted any offerings of securities.

Intended Business Process

We have commenced only limited operations, exclusively focused on organizational matters in connection with this offering. We intend on generating revenues from rents to tenants for student housing, but will also, under certain circumstances, consider multi-family and commercial real estate assets such as self-storage, warehouse and industrial, office, and retail properties. We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. The company does not have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

Generally, the company and Collab intend to arrange for the purchase of a specific student housing rental property either directly by the Series or by one of its parent companies, as described below:

If one of its parent or affiliated companies purchased the property directly, then, after the relevant Series has obtained sufficient financing, which may include an Acquisition Loan from our Managing Member, it would sell the property to that Series for the greater of (i) an amount equal to the original purchase price (including closing costs) plus holding costs, renovation costs and furnishing expenses incurred by such parent company prior to the sale to the Series; and (ii) an amount equal to market valuation determined by company’s Managing Member in its sole discretion.

In cases where Collab identifies and intends to have the Series purchase that property directly from a third party Seller, it would use the proceeds of the offering for that Series to purchase the property and may finance a portion of the purchase price with mortgage or other third party financing. The company generally expects to set a minimum offering amount for each Series such that the net proceeds would be sufficient to finance the net purchase of the Underlying Assets (less third party financing), plus closing and any loan costs and expected repairs, renovations or furnishings. If the purchase agreement for the property does not include a financing condition or the financing contingency has expired and the closing for the property occurs prior to sufficient minimum proceeds being received, Collab or an affiliate may provide a loan to the Series to finance all or part of the purchase price of the property that would be repaid with the proceeds of the offering.

Property Overview

YSMD -Series 33 Mine Street

On November 1, 2023 YSMD established YSMD Series 33 Mine Street for the purpose of acquiring 33 Mine Street LLC, a Delaware limited liability company (“33 Mine Street”), whose primary asset is 33 Mine Street, New Brunswick, NJ 08901 (“33 Mine Street Property”) that will be sold to Series 33 Mine Street by YSMC LLC, The SDZ-1-2022 Trust, and The SDZ-2-2022 Trust, the affiliates of Collab, the company’s Managing Member. The sellers of 33 Mine Street are affiliated parties and the property was as a student rental property. See “Interest of Management and Others in Certain Transactions – Existing Transactions – Real Estate Purchase”.

33 Mine Street entered into a 5/5 adjustable interest rate mortgage loan with Columbia Bank in the amount of $900,000 and secured by the property. The loan has a term of 10 years and for the first 5 years bears interest at a fixed rate of 3.875%. Thereafter, on the first day of every month after June 22, 2027, the adjustable interest rate shall be the sum of (i) the Federal Home Loan Bank of New York Five Year Advance Rate, or if not available a reasonably comparable index and (ii) 2.50%.

Series 33 Mine Street

Address of Property	33 Mine Street, New Brunswick, NJ 08901

Type of Property	Multi-tenant, student residential home

Square foot	2,728

Acreage	Approximately 5,040 sq. ft or 0.12 acre

Number of Units	1

Configuration	9 Bedrooms and 3 baths

Historical Occupancy for 2022 - 2024	2024 - 100% 2023 - 100% 2022 – 100%

Capital improvements expected to be made	None

Total expected to be spent on capital improvements	None

Total expected to be spent on furnishings and other expenses to prepare the property for rental	None

Expected Debt on the property	$875,000

Monthly interest expense on expected debt	$2,826

Property listing	The property will be managed as a student rental and will be listed on national and local rental sites.

Sale of Property	No approval from the YSMD Series 33 Mine Street holders is required in the event the company decides to sell the property. The determination of when the Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the Property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Property.

YSMD -Series Buttonwood 21-2

On November 1, 2023, YSMD established YSMD Series Buttonwood 21-2 for the purpose of acquiring 21 Buttonwood Street #2 from 19-21 Buttonwood (DE) LLC, a Delaware limited liability company (“Buttonwood 19-21”), whose primary assets include 21 Buttonwood Street #2, Dorchester, MA 02125 (“Buttonwood Property”) that will be sold to Series Buttonwood 21-2 by SDZ-US-1_2020 Irrevocable Trust, an affiliate of Collab, the company’s Managing Member. The sellers of Buttonwood 21-2 is an affiliated party and the property was as a student rental property. See “Interest of Management and Others in Certain Transactions – Existing Transactions – Real Estate Purchase”.

Series Buttonwood 21-2

Address of Property	21 Buttonwood Street, #2, Dorchester, MA 02125

Type of Property	multi-family

Square foot	1,006

Number of Units	1

Configuration	2 Bedrooms, 2 baths

Historical Occupancy for 2022 - 2024	2022 – 100% 2023 – 100% 2024 – 100%

Capital improvements expected to be made	None

Total expected to be spent on capital improvements	None

Total expected to be spent on furnishings and other expenses to prepare the property for rental	None

Expected debt on the property	$430,000

Monthly interest expense on expected debt	$1,326

Property listing	The property will be managed as a student rental and will be listed on national and local rental sites.

Sale of Property	No approval from the YSMD Series Buttonwood 21-2 holders is required in the event the company decides to sell the property. The determination of when the Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the Property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Property.

YSMD -Series 2340 Hilgard

On May 4, 2023, YSMD established YSMD Series 2340 Hilgard for the purpose of acquiring 2340 Hilgard Ave LLC, a California limited liability company (“2340 Hilgard”), whose primary asset is 2340 Hilgard Ave, Berkeley, CA 94709 (“2340 Hilgard Property”) that will be sold to Series 2340 Hilgard by YSMC LLC, an affiliate of Collab, the company’s Managing Member. The sellers of 2430 Hilgard is an affiliated party and the property was as a student rental property. See “Interest of Management and Others in Certain Transactions – Existing Transactions – Real Estate Purchase”.

2340 Hilgard entered into a 7/1 adjustable interest rate mortgage loan with First Republic Bank in the amount of $1,820,000 and secured by the property. The loan has a term of 10 years and for the first 7 years bears interest at a fixed rate of 3.15%, with monthly interest-only payments for the first 36 months of $4,777.50. Thereafter, on the first day of every month after September 1, 2027, the adjustable interest rate shall be the sum of (i) the current index, and (ii) 2.75%. The current index means the monthly average of the “ Year CMT”. For example, if the interest rate was set today, it would be 6.75%.

Series 2340 Hilgard

Address of Property	2340 Hilgard Avenue, Berkeley, CA 94709

Type of Property	multi-family

Square foot	5,417

Acreage	Approximately 6,250 sq. ft or 0.14 acre

Number of Units	8

Configuration	12 bedrooms, 9 baths

Historical Occupancy for 2022- 2024	2024 – 100% 2023 – 100% 2022 – 100%

Capital improvements expected to be made	None

Total expected to be spent on capital improvements	None

Total expected to be spent on furnishings and other expenses to prepare the property for rental	None

Expected Debt on the property	$1,820,000

Monthly interest expense on expected debt	$4,777.50

Property listing	The property will be managed as a student rental and will be listed on national and local rental sites.

Sale of Property	No approval from the YSMD Series 2340 Hilgard holders is required in the event the company decides to sell the property. The determination of when the Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the Property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Property.

YSMD -Series Buttonwood 19-3

On May 4, 2023, YSMD established YSMD Series Buttonwood 19-3 for the purpose of acquiring 19 Buttonwood Street #3 from 19-21 Buttonwood (DE) LLC, a Delaware limited liability company (“Buttonwood 19-21”), whose assets include 19 Buttonwood Street #3, Dorchester, MA 02125 (“Buttonwood Property”) that will be sold to YSMD Series Buttonwood 19-3 by SDZ-US-1 2020 Irrevocable Trust, an affiliate of Collab, the company’s Managing Member. The sellers of Buttonwood is an affiliated party. The Buttonwood Property was not used as a rental property prior to its acquisition by 19-20 Buttonwood (DE) LLC) . -See “Interest of Management and Others in Certain Transactions – Existing Transactions – Real Estate Purchase”.

Series Buttonwood 19-3

Address of Property	19 Buttonwood Street, #3, Dorchester, MA 02125

Type of Property	multi-family

Square foot	967

Acreage	Approximately 1,410 sq. ft or 0.03 acre

Number of Units	1

Configuration	2 bedrooms, 2 baths

Historical Occupancy for 2022 - 2024 (leased beginning September 2022)	2024 – 100% 2023 – 100% 2022 – 100%

Capital improvements expected to be made	None

Total expected to be spent on capital improvements	None

Total expected to be spent on furnishings and other expenses to prepare the property for rental	None

Expected Debt on the property	$440,000

Monthly interest expense on expected debt	Approximately, 2300

Property listing	The property will be managed as a student rental and will be listed on national and local rental sites.

Sale of Property	No approval from the YSMD Series Buttonwood 19-3 holders is required in the event the company decides to sell the property. The determination of when the Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the Property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Property.

YSMD -Series A

On August 12, 2022, YSMD established YSMD Series A for the purpose of acquiring 1742 Spruce Street LLC, a California limited liability company (“Spruce Street”), whose primary asset is 1742 Spruce Street, Berkeley, CA 94709 (“Spruce Street Property”) that will be sold to Series A by YSMC LLC, an affiliate of Collab, the company’s Managing Member. The sellers of the Spruce Street is an affiliated party and the property was as a student rental property. See “Interest of Management and Others in Certain Transactions – Existing Transactions – Real Estate Purchase”.

Spruce Street entered into a 5/1 adjustable interest rate mortgage loan with First Foundation Bank in the amount of $3,965,000 and secured by the property. The loan has a term of 30 years and for the first 5 years bears interest at a fixed rate of 3.1%, with monthly interest-only payments for the first 36 months of $10,243. Thereafter, on the first day of every 6 month after December 1, 2026, the adjustable interest rate shall be the sum of (i) the current index, and (ii) the 2.35%. The current index means a compounded average of the secured overnight financing rate (the “SOFR”)) over a rolling 30-calendar period or the term rate with a tenor of approximately one calendar month, in each case as selected or determined by the relevant governing body. For example, if the interest rate was to be set today, it would be 6.75%.

Series A

Address of Property	1742 Spruce Street, Berkeley, CA 94709

Type of Property	multi-family

Square foot	12,262

Acreage	Approximately 6,600 sq. ft or 0.15 acre

Number of Units	10

Configuration	23 bedrooms, 17.5 baths

Historical Occupancy for 2022 - 2024	2024 – 100% 2023 – 100% 2022 – 100%

Capital improvements expected to be made	None

Total expected to be spent on capital improvements	None

Total expected to be spent on furnishings and other expenses to prepare the property for rental	None

Debt on the property	$3,965,000

Monthly interest expense on expected debt	$10,243

Property listing	The property will be managed as a student rental and will be listed on national and local rental sites.

Sale of Property	No approval from the YSMD Series A holders is required in the event the company decides to sell the property. The determination of when the Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the Property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Manager may determine that it is in the interests of shareholders to sell the Property.

Property Management Agreements with Collab (USA) (Capital) LLC

Collab is expected to serve as the Property Manager responsible for managing each Series’ Underlying Asset as described in the relevant Property Management Agreement for the Series. However, the company may choose to enter into agreements with third-parties to manage a Series’ Underlying Assets (each such property manager, the “Property Manager”). The terms of each Property Management Agreement are as set forth below.

Authority: The Property Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the applicable Underlying Asset for each Series and may take any action that it deems necessary or desirable in connection with each Underlying Asset, subject to the limits set for in the Agreement (generally acquisition of any asset or service for an amount equal to or greater than 1% of the value of the relevant Underlying Assets individually, or 3% of such value in the aggregate requires approval of the Managing Member).

Delegation: The Property Manager may delegate all or any of its duties. The Property Manager shall not have the authority to sell, transfer, encumber or convey any Underlying Asset.

Performance of Underling Assets: The Property Manager gives no warranty as to the performance or profitability of the Underlying Assets or as to the performance of any third party engaged by the Property Manager hereunder.

Assignment: No Property Management Agreement may be assigned by either party without the consent of the other party.

Compensation and Expenses: Each Series will pay, monthly, a property management fee to the Property Manager, equal to a percentage (as set forth below) of the Gross Receipts received by the Series during the immediately preceding month.

•	Series 33 Mine Street and Series Buttonwood 21-2: 8%

•	Series 2340 Hilgard and Series Buttonwood 19-3: 8%

•	Series A: 8%

“Gross Receipts” means (i) receipts from the short-term or long-term rental of the Underlying Assets; (ii) receipts from rental escalations, late charges and/or cancellation fees (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or goods or services provided in connection with the Underlying Assets or to the tenants or prospective tenants; (v) other miscellaneous operating receipts; and (vi) proceeds from rent or business interruption insurance, excluding (A) tenants’ security or damage deposits until the same are forfeited by the person making such deposits; (B) property damage insurance proceeds; and (C) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain.

Each Series will also pay a renovation management fee, as applicable, to the Property Manager equal to a percentage (as set for the below) of the total capital improvement costs for renovation management.

•	Series 33 Mine Street and Series Buttonwood 21-2: 5.5%

•	Series 2340 Hilgard and Series Buttonwood 19-3: 5.5%

•	Series A: 5.5%

Each Series will also pay a disposition fee to the Property Manager equal to a percentage (as set forth below) of the total sales price when the Underlying Asset is sold.

•	Series 33 Mine Street and Series Buttonwood 21-2: 2%

•	Series 2340 Hilgard, Series Buttonwood 19-3 and Series A: 2%

Each Series will bear all expenses of the applicable Underlying Asset and shall reimburse the Property Manager for any such expenses paid by the Property Manager on behalf of the applicable Series together with a reasonable rate of interest.

Duration and Termination: Each Property Management Agreement shall expire one year after the date on which the applicable Underlying Asset has been liquidated and the obligations connected to such Underlying Assets (including, without limitation, contingent obligations) have terminated, or earlier if Collab is removed as the Managing Member of the applicable Series.

Allocations of Expenses

If any fees, costs and expenses of the company are not related solely to a specific Series, they will be allocated by the Managing Member among all Series (or in cases where such fees, costs or expenses relate to several Series but not all Series, among the relevant Series) generally in proportion to the Asset Value of the various Series. “Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion.

Once such fees, costs or expenses have been allocated in accordance with the Manager’s allocation policy, each relevant Series would record their allocated portion and become liable for payment or for reimbursing the Managing Member for its pre-allocation payment of such expenses. For example, generally, we expect that the costs of repairs, furnishings and capital expenditures for a particular property will be applicable to and incurred solely by the relevant Series which owns such property. Similarly, property management fees and other contractual obligations under the Property Management Agreement for a specific Series, and the asset management fees charged by our Managing Member will be obligations solely of the relevant Series. In contrast and for example, our Managing Member initially bears all offering expenses, other than brokerage commissions, on behalf of each Series. Such expenses will be allocated among and reimbursed by all Series established by YSMD once those Series have all been established and funded. There may be situations where it is difficult to allocate fees, costs and expenses among specific Series and, therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit. See “Risk Factors – Liability of investors between Series.”

YSMD Series 33 Mine Property

The property is located at 33 Mine St, New Brunswick, NJ. 33 Mine is a 9-bedroom and 3-bathroom building situated approximately 5 minutes to the Rutgers University. Totaling 2,728 square feet, the building was built in 1927 and renovated in 2019. The units are served by wall heating units, and a central laundry room.

YSMD Series Buttonwood 21-2 Property

The Property is located at 21 Buttonwood Street #2, Dorchester, MA. Completed remodeled in 2022, the unit is equipped with in-unit washer/dryer. The property is located 5-minute walk (0.3 mile) to the JFK/UMASS T station. Nearby are parks, South Boston beaches, the South Bay shopping center, and numerous restaurant options on Dorchester Ave and in South Boston.

YSMD Series 2340 Hilgard Property

The Property is located at 2340 Hilgard Avenue, Berkeley, CA and, according to the 2020 US census, the city of Berkeley has a population of approximately 123,000 and a median age of 32. A total of 73% of individuals over the age of 24 have a bachelor’s or higher degree. The area features an average household income of approximately $136,100. The city of Berkeley benefits from the presence of the University of California, Berkeley, which creates a steady stream of renters, as well as from renters looking for an urban experience who do not choose to live in San Francisco.2

YSMD Series Buttonwood 19-3 Property

The Property is located at 19 Buttonwood Street #3, Dorchester, MA. Dorchester is the largest neighborhood in Boston, which has a population of approximately 689,300 and a median age of 32.4. A total of 51% of individuals over the age of 24 have a college degree. The area features an average household income of approximately $113,300. The Boston area is home to many world-renowned institutions of higher education, including Harvard University, Massachusetts Institute of Technology; some of the world’s finest inpatient hospitals, including Massachusetts General Hospital, Brigham and Women’s Hospital; and numerous leading financial services firms, including Fidelity Investments, John Hancock/Manulife Financial, State Street Corporation. Boston remains the nation's foremost region for the life science industry and is home to several professional sports teams, including Boston Red Sox, Boston Celtics, New England Patriots. Boston is the economic engine and cultural hub of New England. 2

YSMD Series A – 1742 Spruce Street Property

The Property is located at 1742 Spruce Street, Berkeley, CA and, according to the 2020 US census, the city of Berkeley has a population of approximately 123,000 and a median age of 32. A total of 73% of individuals over the age of 24 have a bachelor’s or higher degree. The area features an average household income of approximately $136,100. The city of Berkeley benefits from the presence of the University of California, Berkeley, which creates a steady stream of renters, as well as from renters looking for an urban experience who do not choose to live in San Francisco.2

2 Source: US Census Bureau, 2020.

The Student Housing Industry

Student housing is broadly defined to include housing designed to accommodate students enrolled in either full-time or part-time post-secondary, public, and private four-year colleges and universities, including those that offer advanced degrees. The student housing market generally does not seek to address the housing needs of students enrolled in two-year community colleges and technical colleges, as these institutions do not generate sufficient and consistent demand for student housing.

Overall, the student housing market has certain unique characteristics that distinguish it from other segments of the housing market. First, purpose-built student housing is aimed only at those persons enrolled in college and not at the general population of renters. Second, the leasing cycle for student housing properties is defined by the academic calendar, which results in a finite leasing window and relatively low month-to-month turnover following the start of the academic year. Finally, student housing properties are designed to accommodate and appeal to the college lifestyle, which is significantly different from the lifestyle of a typical multi-family renter.

There are two general types of student housing: (i) on campus and (ii) off-campus. On-campus housing is generally owned and operated by educational institutions or in a joint venture via public or private partnerships and is located on school property near or adjacent to classroom buildings and other campus facilities. On campus student housing is typically a dormitory with dining halls designed for first year students or for graduate students. Off-campus housing is generally owned and operated by private investors and is located in close proximity to campus (i.e., generally within a two-mile radius of the campus). There are three types of off-campus student housing properties: (i) student competitive, (ii) conventional market rate and (iii) purpose-built. Student competitive apartments are traditional apartment projects that happen to be close to campus. Market rate apartments are typically properties within driving distance, occupied by students who choose to commute. Purpose-built student housing refers to off-campus housing that is specifically designed and constructed as an amenities-rich property with a view towards accommodating the unique characteristics of the student-resident. While purpose-built student housing is classified as a multi-family housing product, it is significantly different from and more specialized than traditional market rate multi-family housing products, which are offered to the broader pool of multi-family renters.

Unlike multi-family housing where apartments are leased by the unit, student housing properties are typically leased by the bed on an individual lease liability basis. Individual lease liability can limit each resident’s liability to his or her own rent without liability for a roommate’s rent. A parent or guardian will be required to execute each lease as a guarantor unless the resident provides adequate proof of income. The number of lease contracts will therefore be equivalent to the number of beds occupied instead of the number of apartment units rented.

Student housing is a niche property type that has its own set of inherent issues, which are usually addressed by proactive property management. Student housing is seasonal. The most common way to smooth out seasonality is by writing 12 month leases as opposed to leases tied to school year periods. While this lease structure assists in stabilizing annual cash flow, the vast majority of beds still turn over at the same time at the end of the school year. This is followed by a short window of time to address and complete maintenance before the next school cycle. Leasing for the upcoming academic year typically commences in the first semester with a “push” for renewals through December 31 and then marketing to new students at the beginning of the year and ending by late August. Failure to lease-up or correct deferred maintenance during this leasing period can be costly to the property with an entire year’s tenancy and cash flow in jeopardy. We anticipate that substantially all of our leases will commence in August and terminate on the last day of July. These dates coincide with the commencement of the universities’ fall academic term and typically terminate at the completion of the subsequent summer school session. Other than renewing student-residents, we will be required to substantially re-lease each property each year, resulting in significant turnover in our student-resident population from year to year.

Notwithstanding the impact of the COVID-19 pandemic, college and university enrollment has been growing across the U.S. in recent years, creating a significant need for safe, affordable, and accessible student housing at both public and private institutions. Not all of this housing can be on-campus and institution-financed. Institutions are now evaluating the merits of internal financing, either through use of their endowment or issuance of general obligation bonds or joint venture using a public or private partnership program. While institutions evaluate the market, opportunities exist for off campus private development and financing of student housing. The bureaucratic constraints on public institutions can afford private developers an additional advantage. In addition to increasing enrollment figures, the demand for student housing is driven by several market factors, including the needs of Generation Z (those born between 1995 and 2010), proximity to campus, continued demand, investment performance, and investor interest.

Market Trends

The following represents trends in the student housing market:

•	New supply has been declining over the last several years, and 2022 new supply is expected to be at the lowest levels in over a decade.[3]

3 Source: American Campus Communities, March 2022 (Citibank Investors Presentation).

•	Public 4-year universities have averaged 1.6% annual enrollment growth since 1970 and have continued at these levels since the Great Recession.

•	The country's 175 largest universities can provide on-campus accommodations for only 21.5% of undergraduates[4]

•	Student housing properties are categorized as a subset of multi-family properties, which are considered less volatile than other real estate asset classes.[5]

Competition

The extent of competition in a market area depends significantly on local market conditions. The primary factors upon which competition in the student housing industry are location, rental rates, suitability of the property’s design and the manner in which the property is operated and marketed. We believe we will compete successfully on these bases.

Many of our competitors are larger and have substantially greater resources than we do. Such competitors may, among other possible advantages, be capable of paying higher prices for acquisitions and obtaining financing on better terms than us.

Plan of Operations

YSMD intends to enable investors to own fractional ownership of a specific student housing rental property, but will also, under certain circumstances, consider multi-family and commercial real estate assets such asself-storage, warehouse and industrial, office, and retail properties.

The company chooses properties based on large-scale historical and marketing data and 56 years of combined real-estate experiences from our team’s real-estate experts. The company focuses on student housing properties in close proximity to campus with high barriers to entry (e.g. strict zoning law and high construction costs). The company primarily focuses on owning properties serving “thriving universities” (e.g. those with competitive admission rates, high education score, and high endowments per student).6

As part of our plan of operations, we intend to execute the following milestones over the course of the next 12 months:

•	Expand into three new geographical markets that have robust off-campus student housing demand, including New Haven, Conn (Yale University), and Boston, MA (Harvard, MIT, University of Massachusetts, Boston University, etc.).

•	Improve investor management platform for better information exchange, investment experience, and customer service.

•	Reach 10,000 active investors with both online marketing channels and offline events.

Employees

YSMD currently has 0 full-time employees and 0 part-time employees.

Collab, as the Managing Member of the company, the Property Manager of the company and of each of the Series, currently has four full-time and one part-time employee, including its Chairman and CEO, Qian Wang, all of whom work remotely.

4 Source: Student Housing State of the Market. CBRE, June 2020.

5 Source: US Multifamily Housing: A Primer for Offshore Investors, CBRE, December 2017.

6 Source: “US Higher Education: Value vs. Vulnerability”, New York University, July 2020.

Intellectual Property

None

Regulation

Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently. Regulations applicable to our business are described below.

Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Complying with the ADA requirements could require us to remove access barriers. Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we intend to acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of additional federal, state, and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Environmental Matters

Under various federal, state, and local laws, ordinances, and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing, or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent units or sell the property, or to borrow using the property as collateral, and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Tenant Rights and Fair Housing Laws

Various states have enacted laws, ordinances and regulations protecting the rights of housing tenants. Such laws may require us, our affiliated Property Manager, our third party managers or other operators of our student housing properties to comply with extensive residential landlord requirements and limitations.

Litigation

The company is not a party to any current litigation.

Property

The company’s Managing Member currently leases our office at 745 5th Ave, Suite 500, New York, NY 10151. The company has its registered office address at 16192 Coastal Highway, Lewes, Delaware 19958.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors”.

Overview

YSMD, LLC, a Delaware series limited liability company formed on February 2, 2022 (“YSMD” or the “company”). YSMD, LLC is an investment vehicle which intends to enable investors to own fractional ownership of a specific student rental property, although the company may invest in other types of properties as set out below. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

Emerging Growth Company

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Discussion and Analysis for the Year Ended December 31, 2024 and 2023

Operating Results

Revenues:

Revenues are generated at the series level. As of December 31, 2024 and 2023, no series has generated any revenues, and the underlying properties have not been acquired. The company’s revenues were solely derived from rental income.

Expenses

Each series will be responsible for its own operating expenses, such as property taxes, property insurance, and home ownership association fees beginning on the closing date of the offering of such series.

For Series A, we have incurred $108,586 in operating expenses for the year ended December 31, 2024. For Series 2340 Hilgard, we have incurred $15,375 in operating expenses for the year ended December 31, 2024. For Series Buttonwood 19-3, we have incurred $22,916 in operating expenses for the year ended December 31, 2024. For Series Buttonwood 21-2, we have incurred $128 in operating expenses for the year ended December 31, 2024. For Series 33 Mine Street we have incurred $14,153 in operating expenses for the year ended December 31, 2024. For Series 150 Parnoramic Way, a series we are offering under Regulation CF, we have incurred $8,300 in operating expenses for the year ended December 31, 2024.

For Series A, we have incurred $113,417 in operating expenses for the year ended December 31, 2023. For Series 2340 Hilgard, we have incurred $32,862 in operating expenses for the year ended December 31, 2023. For Series Buttonwood 19-3, we have incurred $17,801 in operating expenses for the year ended December 31, 2023.

Series A

For Series A, we have incurred $108,586 in operating expenses for the year ended December 31, 2024 as compared to $113,417 for the year ended through December 31, 2023. The decrease in operating expenses was primarily due to (i) a decrease in agency fees from $32,259 for the year ended December 31, 2023 to $20,003 for the year ended December 31, 2024; (ii) a decrease in filing fees from $12,739 for the year ended December 31, 2023 to $7,687 for the year ended December 31, 2024, offset by an increase (iii) in legal fees from $25,410 for the year ended December 31, 2023 to $38,232 for the year ended December 31, 2024. Operating expenses were partially offset by interest income of $16,897. As a result, Series A experienced a net loss of $91,689 for the year ended December 31, 2024, as compared with a net loss of $113,417 in the prior year.

Series 2340 Hilgard

For Series 2340 Hilgard, we have incurred $15,375 in operating expenses for the year ended December 31, 2024 as compared to $32,862 for the period since inception through December 31, 2023. The decrease in operating expenses was primarily due to (i) a decrease in accounting and auditing fees from $29,500 for the year ended December 31, 2023 to $14,000 for the year ended December 31, 2024, and (ii) a decrease in filing fees from $3,362 for the year ended December 31, 2023 to $0 for the year ended December 31, 2024. Operating expenses were partially offset by interest income of $3,392. As a result, Series 2340 Hilgard experienced a net loss of $11,983 for the year ended December 31, 2024, as compared with a net loss of $32,862 in the prior year.

19-3 Buttonwood

For Series Buttonwood 19-3, we have incurred $22,916 in operating expenses for the year ended December 31, 2024 as compared to $17,801 in operating expenses for the period since inception through December 31, 2023. The increase in operating expenses was primarily due to (i) an increase in accounting and auditing fees from $14,500 for the period since inception through December 31, 2023 to $22,500 for the year ended December 31, 2024, offset by (ii) a decrease in filing fees from $3,246 for the period since inception through December 31, 2023 to $0 for the year ended December 31, 2024. Operating expenses were partially offset by interest income of $5,306. As a result, Series Buttonwood 19-3 experienced a net loss of $17,610 for the year ended December 31, 2024, almost flat compared to the prior year.

Series Buttonwood 21-2

For Series Buttonwood 21-2, we have incurred $126 in operating expenses for the period since inception through December 31, 2024. As a result of the above, Series Buttonwood 21-2 had a net loss of $128 for the period since inception through December 31, 2024.

Series 33 Mine Street

For Series 33 Mine Street, we have incurred $14,153 in operating expenses for the period since inception through December 31, 2024. These expenses comprised mainly from professional fees incurred of $14,000. As a result of the above, Series 33 Mine Street had a net loss of $14,150 for the period since inception through December 31, 2024.

Series 150 Panoramic Way

For Series 150 Panoramic Way, we have incurred $8,300 in operating expenses for the period since inception through December 31, 2024. These expenses comprised mainly from professional fees incurred of $8,250. As a result of the above, Series 150 Panoramic Way had a net loss of $8,299 for the period since inception through December 31, 2024.

Liquidity and Capital Resources

As of December 31, 2024, each of our series has accumulated liabilities due to a related party associated with the expenses incurred for each offering under Regulation A. The related party accounts payable as of December 31, 2024 are as follows:

Series	Related Party Accounts Payable
Series A	$59,013
Series 2340 Hilgard	$28,250
Series Buttonwood 19-3	$32,000
Series Buttonwood 21-2	$3,000
Series 33 Mine Street	$17,500
Series 150 Panoramic Way	$23,750
Eliminated in consolidation	$(81,250)
Total	$82,263

As of December 31, 2024, each of our series has recorded deferred offering costs as an asset as follows:

Series	Deferred Offering Costs
Series A	$77,521
Series 2340 Hilgard	$25,000
Series Buttonwood 19-3	$25,000
Series Buttonwood 21-2	$2,500
Series 33 Mine Street	$2,500
Series 150 Panoramic Way	$15,000
Total	$147,521

As of December 31, 2024, Series A has recorded cash of $21,887, subscriptions receivable of $4,150, and due from related party $125,412. Series A expect to complete the acquisition of their respective properties during the fourth quarter of 2025.

As of December 31, 2024 Series Hilgard has recorded cash of $5,990 and subscriptions receivable of $6,380, and due from related party of $9,250. YSMD Series 2340 Hilgard expects to complete the acquisition of their respective properties during the third quarter of 2026.

Series Buttonwood 19-3 has recorded cash of $4,565, subscriptions receivable of $4,075, and due from related party of $92,321. YSMD Series Buttonwood 19-3 expects to complete the acquisition of their respective properties during the third quarter of 2026.

Series Buttonwood 21-2 has recorded cash of $5,253, subscriptions receivable of $11,715. YSMD Series Buttonwood 21-2 expects to complete the acquisition of their respective properties during the fourth quarter of 2026.

Series 33 Mine Street has recorded cash of $5,682, and subscriptions receivable of $65,450. YSMD Series 33 Mine Street expects to complete the acquisition of their respective properties during the fourth quarter of 2026.

Series 150 Panoramic Way has recorded cash of $124, subscriptions receivable of $105,080. YSMD Series 150 Panoramic expects to complete the acquisition of their respective properties during the fourth quarter of 2026.

We intend to purchase 1742 Spruce, 2340 Hilgard, Buttonwood 19-3, Buttonwood 21-2, and 33 Mine Street with the proceeds of each of the Series A, Series 2340 Hilgard, Series Buttonwood 19-3, Series Buttonwood 21-2, and Series 33 Mine offerings, respectively.

Each series will repay any loans used to acquire its property with proceeds generated from the closing of the offering of such series. No series will have any obligation to repay a loan incurred by our company to purchase a property for another series.

As of December 31, 2023, each of our series has accumulated liabilities due to a related party associated with the expenses incurred for each offering under Regulation A. The related party accounts payable as of December 31, 2023 are as follows:

Series	Related Party Accounts Payable
A	$47,778
Series 2340 Hilgard	$60,247
Series Buttonwood 19-3	$45,246
Eliminated in consolidation	$(46,000)
Total	$107,271

As of December 31, 2023, each of our series has documented deferred offering costs as an asset as follows:

Series	Deferred Offering Costs
A	$77,520
Series 2340 Hilgard	$25,000
Series Buttonwood 19-3	$25,000
Total	$127,520

As of December 31, 2023, Series A has recorded cash of $84,341, subscriptions receivable of $712,742, and due from related party $64,587.

As of December 31, 2023, Series Hilgard has recorded cash of $1,686 and subscriptions receivable of $157,084.

As of December 31, 2023, YSMD Series Buttonwood 19-3 has recorded cash of $1,562, subscriptions receivable of $117,065 and due from related party of $61,834.

We intend to purchase 1742 Spruce, 2340 Hilgard, Buttonwood 19-3 with the proceeds of each of the Series A, Series 2340 Hilgard, Series Buttonwood 19-3 offerings, respectively.

Each series will repay any loans used to acquire its property with proceeds generated from the closing of the offering of such series. No series will have any obligation to repay a loan incurred by our company to purchase a property for another series.

Going Concern

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each Series have a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans and operations, and has not generated any revenues or profits as of December 31, 2024. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s and each Series’ ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company and each Series will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and each Series be unable to continue as a going concern.

Trend Information

The company has a limited operating history and has not generated revenue from intended operations. The company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the company’s financial condition and the results of its operations.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation for each Series, Collab is the initial member of each Series. Collab is also the Managing Member of YSMD. Finally, Collab is the Property Manager of each Series, unless otherwise specified in the Series Designation for a Series. The sole member and manager of Collab is iREAM Technology Co., Ltd.

YSMD is managed by its Managing Member, Collab (USA) Capital LLC. Collab is operated by the following executives and directors who, with the exception of Mr. Hung, Mr. Lucas and Mr. Vereb, all work for the company on a full time basis.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/ Part Time
Qian Wang	Chief Executive Officer	56	02/2022	Full Time
Jin Kuang	Chief Financial Officer	53	04/2023	Full Time
Alex Kou Wei Hung	Vice President	49	02/2022	Part Time – 5 hours
Joshua Lucas	Chief Operating Officer	35	02/2022	Part Time – 5 hours (1)
Gareth Vereb	Head of Product	39	06/2022	Part Time – 25 hours (1)

(1)	Messrs. Lucas and Vereb are part-time consultants of the company pursuant to a Master Services Agreement with Scalio LLC (“Scalio), dated June 28, 2022. Messrs. Lucas and Vereb are the chief operating officer and a senior product manager, respectively, at Scalio.

Qian Wang is the founder of Collab (USA) Capital LLC, and is the company’s manager, Mr. Wang has over 22 years of experience investing in residential properties in China and the US. Between 2015 and 2019, he partnered with leading private equity and real estate funds to build and manage a real estate portfolio with approximately 1,500 apartments, and over 130,000 square feet of creative office space valued at $3.1 billion. His partners in these ventures includes Warburg Pincus, the Government of Singapore Investment Corporation (“GIC”), the investment management business of Prudential Financial, Inc.(“PGIM”), and InfraRed Capital Partners. Over the years, Mr. Wang has led over 50 transactions in Shanghai and Beijing in China, as well as in California and New Jersey in the United States.  Mr. Wang received two master’s degrees in architecture and real estate from the Massachusetts Institute of Technology. He is currently attending the Owner/President Management program at Harvard Business School. In 2021, He established the Wang Real Estate Innovation Fund at Massachusetts Institute of Technology.

Jin Kuang has over 15 years of extensive professional expertise in various financial domains gained across the USA and Canada, including IFRS, US GAAP, financial reporting, financial planning, merger and acquisition, financial analysis and tax. She has also spent over a decade in progressively responsible financial leadership roles within publicly traded companies. Between July 2012 and December 2022, Ms. Kuang has served as the CFO at OOOOO Entertainment Commerce Limited which is a public company listed on the Toronto Security Venture Exchange (“TSXV”) and OTCQB. During the same time, she also served as a part-time CFO for Gourmet Ocean Products Inc. which is also listed on TSXV. Over the years, Jin has served as CFO for multiple publicly listed companies, in addition to her years of auditing experience with KPMG LLP Chartered Accounts. Jin holds a BA in Accounting and an MBA from the University of Northeastern China, along with a US-CPA and CGA designation.

Alexander Kou Wei Hung has over 15 years of experience of investing in and managing disruptive real estate and technology businesses in the United States and China.  In May 2018, Mr. Hund founded Phalanx Infrastructure Partners, a private equity backed company that builds out data centers.  He also is a shareholder and helped spearhead initial fundraising efforts for Magma Equities, a multi-family platform founded in 2018, concentrating on apartment property acquisition in the Southwest and Texas in the United States, with over $500 million acquisitions since inception. From September 2017 to September 2019, Mr. Hund was involved in fundraising efforts for Nova Real Estate Investments, a Shanghai based real estate platform backed by Warburg Pincus and GIC, with an asset under management of over $3 billion.  From February 2012 to December 2016, Mr. Hung served as a Managing Director at Das & Co., an India-focused private equity company.  Prior to that, from September 2005 to May 2009, he was a Technology, Media and Telecom investment banker at Bank of America Merrill Lynch. Before entering investment banking from September 2000 to August 2003, Mr. Hung was a corporate attorney at New York law firms Winston & Strawn and Schulte Roth & Zabel. Mr. Hung holds a bachelor’s degree from Dartmouth College, MBA from Yale School of Management (2003-2005), and JD from Northwestern University School of Law.

Joshua Lucas is a consultant contracted by Collab as product and operations strategist. Joshua has successfully led numerous high-profile digital initiatives for renowned clients, including Alphabet, Inc., Uber Technologies Inc and various Fortune 500 companies and high-growth startups. Since May 2014, Joshua has served as the Chief Operating Officer at Scalio LLC (“Scalio”). Joshua's educational background includes obtaining an MBA with a concentration in Strategy from the University of Alabama between 2012 and 2014. During his time at the university, he also held the esteemed position of Vice President of Alabama's Net Impact chapter, showcasing his leadership abilities and commitment to making a positive impact.

Gareth Vereb is an experienced technical product management specialist with over 16 years of experience leading major product projects. Between April 2013 and Oct 2016, Gareth worked in Techworks IT Solutions (Pty) Ltd., overseeing technology infrastructure implementation projects for underwriting companies. Between October 2016 and January 2019, Gareth led the growth and management of a real estate asset portfolio at eAdvance (Pty) Ltd. From January 2019 to June 2021 Gareth worked with CAPIC (Pty) Ltd as well as Techworks IT Solutions (Pty) Ltd on several consulting projects in the private and public sector. From June 2021 to July 2022 he facilitated the redesign of the entire back-end technology stack at Blue Label Telecoms Limited. Since July 2022, Gareth has served as the senior technical project manager at Scalio, focusing on system development for Collab. He holds an undergraduate degree in financial management, and a postgraduate degree in systems management, and is a certified Project Management Professional (PMP) and Scrum Master (CSM). Additionally, he is a Dean's List scholar MBA at Henley Business School - University of Reading (UK).

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2024, the company did not compensate any director or executive officer of Collab for their services to YSMD. Rather, Collab will receive asset management fees from YSMD as described under “Securities Being Offered – Asset Management Fees” and Collab, will also receive property management fees as discussed in “The Company’s Business – Property Management Agreement with Collab”.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

At the closing of the Series A, Series 2340 Hilgard, Series Buttonwood 19-3, Series 33 Mine Street, Series Buttonwood 21-2 Offerings, Collab (USA) Capital LLC, our Managing Member, must purchase a minimum of 5% and may purchase a maximum of 19.9% of Series Interests through the Offering, or such other minimum and maximum percentage amount as set forth in the applicable Series Certificate of Designations for the relevant Series, for the same price as all other investors..

The address for Collab, our Managing Manager, is set forth on the cover page of this Annual Report. The table below shows the Series Interests owned by our Managing Member as of December 31, 2024 or at designation of the respective series. No other person holds 10% or more of any Series.

Title of Class	Number of Shares To Be Owned	Percent of Outstanding Shares To Be Owned
Series A	225,735	5%

As of December 31, 2024, iREAM Technology Co., Ltd. owns all of outstanding interests in Collab (USA) Capital LLC. Edrick Wang and Albert Wang, are the sons of Qian Wang, Collab’s CEO and Chairman, and indirectly own 64.67% iREAM Technology Co., Ltd. (on a fully-diluted basis).

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Existing Transactions

YSMD Series A will enter into a Purchase Agreement with YSMC LLC, an affiliated entity of the Managing Member, and the sole owner of 1742 Spruce Street LLC. The Agreement will provide for YSMD’s purchase of 1742 Spruce Street LLC, at a net purchase price of $3,535,000 (i.e., the asset price totaling $7,500,000 net of the expected loan amount totaling $3,965,000).

YSMD Series 2340 Hilgard will enter into a Purchase Agreement with YSMC LLC, an affiliated entity of the Managing Member, and the sole owner of 2340 Hilgard Ave LLC. The Agreement will provide for YSMD’s purchase of 2340 Hilgard Ave LLC, at a net purchase price of $1,820,000 (i.e., the asset price totaling $3,640,000 net of the expected loan amount totaling $1,820,000).

YSMD Series Buttonwood 19-3 will enter into a Purchase Agreement with SDZ-US-1_2020 Irrevocable Trust, an affiliated entity of the Managing Member, and the sole owner of 19-21 Buttonwood Street LLC. The Agreement will provide for YSMD’s purchase of Buttonwood 19-3, at a net purchase price of $430,000 (i.e., the asset price totaling $870,000 net of the expected loan amount totaling $440,000).

YSMD Series 33 Mine Street will enter into a Purchase Agreement with YSMC LLC, The SDZ-1-2022 Trust, and The SDZ-2-2022 Trust, the affiliated entities of the Managing Member, and the owners of 33 Mine Street LLC. The Agreement will provide for YSMD’s purchase of 33 Mine Street, at a net purchase price of $719,286 (i.e., the asset price totaling $1,594,286 net of the expected loan amount totaling $875,000).

YSMD Series Buttonwood 21-2 will enter into a Purchase Agreement with SDZ-US-1_2020 Irrevocable Trust, an affiliated entity of the Managing Member, and the sole owner of 19-21 Buttonwood Street LLC. The Agreement will provide for YSMD’s purchase of Buttonwood 21-2, at a net purchase price of $420,000 (i.e., the asset price totaling $850,000 net of the expected loan amount totaling $430,000).

Property Management Agreement

Each Series has entered into or is expected to enter into a Property Management Agreement with Collab, the Managing Member of the company. See “The Company’s Business – Property Management Agreement with Collab” for a description of this agreement.

Real Estate Purchase

Conflicts of Interest

The company is subject to various conflicts of interest arising out of its relationship with Collab, the company’s Managing Member, and its affiliates. These conflicts are discussed below.

General

We do not have a policy that expressly prohibits our Managing Member or our and its directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any Series or in any transaction to which we or any Series are a party or have an interest. Additionally, we do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Specifically, our Operating Agreement does not prevent our Managing Member and its affiliates from engaging in additional fundraising, management or investment activities, some of which could compete with us. In the future, Here, any officers or directors of Collab and other affiliates of Collab may organize other real estate-related entities or provide real estate related services to us or other persons or entities.

Allocation of Acquisition Opportunities

From time to time, Collab may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors and under Regulation D or Regulation A or otherwise. Collab will, in its sole discretion determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The company relies on Collab’s real estate professionals and other staff, who act on behalf of Collab and the company for the day-to-day operation of their respective businesses. Mr. Wang is the Chief Executive Officer and Chief Financial Officer and sole director of Collab, the Property Manager and the Managing Member and CEO of the company, as well as its Managing Member. As a result of his and Collabs staff’s interests in other Collab entities, the obligations to other investors and the fact that Mr. Wang and the Collab staff engage in and will continue to engage in other business activities, they will face conflicts of interest in allocating time among the company, Collab, other related entities and other business activities in which they are involved. However, the company believes that Collab and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Collab entities for which they work.

Acquisitions of Properties by the Managing Member or its affiliates

Some or all of the series will acquire their properties from the Managing Member or from an affiliate of the Managing Member. Prior to a sale to a series, the Managing Member or an affiliate of the Managing Member may acquire a property, repair and improve the property. The Managing Member or its affiliate will then resell the property to a series at a value which may reflect a premium over the Managing Member’s or its affiliate’s investment in the property. Accordingly, because the Managing Member or its affiliate will be an interested party with respect to a sale of a property that it owns to a series, the Managing Member’s or affiliates interests in such a sale may not be aligned with the interests of the series or its investors. There can be no assurance that a property purchase price that a series will pay to the Managing Member will be comparable to that which a series might pay to an unaffiliated third party property seller.

Loans Repaid According to their Terms

The Managing Member and/or its affiliates may receive compensation from the company for providing loans, including, but not limited to, purchase mortgages, refinance mortgages, and construction lines of credit. Such loans, if any, will be on terms that the Manager believes to be no less favorable to the Company than generally available from third parties; however, loan terms will be established by the Manager in good faith and not as a result of arm’s length negotiations. Loan terms and amounts are difficult to determine at this time.

ITEM 6. OTHER INFORMATION

Not applicable.

ITEM 7. FINANCIAL STATEMENTS

YSMD LLC

Index to Financial Statements

Pages
YSMD, LLC AUDITED FINANCIAL STATEMENTS – AS OF DECEMBER 31, 2024 AND DECEMBER 31, 2023 , INDEPENDENT AUDITOR’S REPORT, FOR THE YEAR THEN ENDED	F-2

1742 SPRUCE STREET LLC AUDITED FINANCIAL STATEMENTS – AS OF DECEMBER 31, 2024 AND 2023 , INDEPENDENT AUDITOR’S REPORT, AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023	F-20

2340 HILGARD AVENUE LLC AUDITED FINANCIAL STATEMENTS – AS OF DECEMBER 31, 2024 AND 2023, INDEPENDENT AUDITOR’S REPORT, AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023	F-33

33 MINE STREET LLC AUDITED FINANCIAL STATEMENTS – AS OF DECEMBER 31, 2024 AND 2023 AND, INDEPENDENT AUDITOR’S REPORT, AND FOR THE YEAR ENDED DECEMBER 31, 2024 AND 2023	F-46

19-3 BUTTONWOOD (CARVE-OUT OF CERTAIN OPERATIONS OF 19-21 BUTTONWOOD (DE) LLC) AUDITED FINANCIAL STATEMENTS – AS OF DECEMBER 31, 2024 AND 2023, INDEPENDENT AUDITOR’S REPORT, AND FOR THE YEARS THEN ENDED 2023	F-59

21-2 BUTTONWOOD (CARVE-OUT OF CERTAIN OPERATIONS OF 19-21 BUTTONWOOD (DE) LLC) AUDITED FINANCIAL STATEMENTS – DECEMBER 31, 2024 AND 20223, INDEPENDENT AUDITOR’S REPORT, AND FOR THE YEAR THEN ENDED	F-71

YSMD, LLC

(A Delaware Series LLC)

Consolidated and Consolidating Financial Statements

As of December 31, 2024, and 2023, for the years then ended

To the Members of

YSMD LLC

Lewes, Delaware

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of YSMD, LLC (the “Company”) on a consolidated basis, which comprise the consolidated balance sheets of the Company as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheets as of December 31, 2024 and 2023, the related statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, the financial position of each listed Series as of December 31, 2024 and 2023, the results of the Company’s consolidated operations and its cash flows for the years then ended, and the results of each listed Series’ operations and cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and each listed Series and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s and Each Listed Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company and each listed Series will continue as a going concern. As described in Note 5 to the consolidated financial statements, the Company and each listed Series has not yet commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans and operations, and has not generated any revenues or profits as of December 31, 2024. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 5. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-4

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2024 and 2023 and for the years then ended, and each listed Series’ financial statements as of December 31, 2024 and 2023 and for the years then ended, are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control or each listed Series’ internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 25, 2025

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

YSMD, LLC

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2024

(Audited)

	YSMD, LLC	YSMD Series A, LLC	YSMD Series 2340 Hilgard LLC	YSMD Series Buttonwood 19-3 LLC	YSMD Series Buttonwood 21-2 LLC	YSMD Series 33 Mine Street LLC	YSMD Series 150 Panoramic Way LLC	Elimination	Consolidated Total - YSMD, LLC
ASSETS
Current assets:
Cash	$-	$21,887	$5,990	$4,565	$5,253	$5,682	$124	$-	$43,501
Subscriptions receivable	-	4,150	6,380	4,075	11,715	65,450	105,080	-	196,850
Deposit	-	31,000	-	-	-	-	-	-	31,000
Interest receivable, related party	-	16,856	3,372	5,287	-	-	-	-	25,515
Due from related party	-	125,412	9,250	92,321	-	-	-	(81,250)	145,733
Loans to related party	-	350,000	70,000	190,000	-	-	-	-	610,000
Deferred offering costs	-	77,521	25,000	25,000	2,500	2,500	15,000	-	147,521
Total current assets	-	626,826	119,992	321,248	19,468	73,632	120,204	(81,250)	1,200,120
Investment properties:
Real estate purchase deposit	-	452,609	82,500	210,323	12,000	65,000	-	-	822,432
Less: Accumulated depreciation	-	-	-	-	-	-	-	-	-
Total investment properties at cost, net	-	452,609	82,500	210,323	12,000	65,000	-	-	822,432
Total Assets	$-	$1,079,435	$202,492	$531,571	$31,468	$138,632	$120,204	$(81,250)	$2,022,552

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$-	$18,540	$1,916	$2,721	$138	$811	$556	$-	$24,682
Due to related parties	-	59,013	28,250	32,000	3,000	17,500	23,750	(81,250)	82,263
Total current liabilities	-	77,553	30,166	34,720	3,138	18,311	24,306	(81,250)	106,944
Long-term liabilities:
Mortgage payable	-	-	-	-	-	-	-	-	-
Total long-term liabilities	-	-	-	-	-	-	-	-	-
Total liabilities	-	77,553	30,166	34,720	3,138	18,311	24,306	(81,250)	106,944

Members' equity:
Members' contributions	-	1,342,951	229,241	554,799	28,827	136,546	105,080	-	2,397,444
Accumulated deficit	-	(341,069)	(56,915)	(57,948)	(497)	(16,225)	(9,182)	-	(481,836)
Total members' equity	-	1,001,882	172,326	496,851	28,330	120,321	95,898	-	1,915,608
Total Liabilities and Members' Equity	$-	$1,079,435	$202,492	$531,571	$31,468	$138,632	$120,204	$(81,250)	$2,022,552

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

YSMD, LLC
CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2023
(Audited)

	YSMD, LLC	YSMD Series A, LLC	YSMD Series 2340 Hilgard LLC	YSMD Series Buttonwood 19-3 LLC	Elimination	Consolidated Total - YSMD, LLC
ASSETS
Current assets:
Cash	$-	$84,341	$1,686	$1,562	$-	$87,589
Subscriptions receivable	-	712,742	157,084	117,065	-	986,891
Due from related party	-	64,587	-	61,834	(46,000)	80,421
Deferred offering costs	-	77,520	25,000	25,000	-	127,520
Total current assets	-	939,190	183,770	205,461	(46,000)	1,282,421
Investment properties:
Investment properties at cost:	-	-	-	-	-	-
Less: accumulated depreciation	-	-	-	-	-	-
Total investment properties at cost, net	-	-	-	-	-	-
Total Assets	$-	$939,190	$183,770	$205,461	$(46,000)	$1,282,421

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$-	$3,479	$700	$532	$-	$4,711
Due to related parties	-	47,778	60,247	45,246	(46,000)	107,271
Total current liabilities	-	51,257	60,947	45,778	(46,000)	111,982
Long-term liabilities:
Mortgage payable	-	-	-	-	-	-
Total long-term liabilities	-	-	-	-	-	-
Total liabilities	-	51,257	60,947	45,778	(46,000)	111,982

Members' equity (deficit):
Members' contributions	-	1,066,797	157,100	178,854	-	1,402,751
Accumulated deficit	-	(178,864)	(34,277)	(19,171)	-	(232,312)
Total members' equity / (deficit)	-	887,933	122,823	159,683	-	1,170,439
Total Liabilities and Members' Equity / (Deficit)	$-	$939,190	$183,770	$205,461	$(46,000)	$1,282,421

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements

YSMD, LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(Audited)

	YSMD, LLC	YSMD Series A, LLC	YSMD Series 2340 Hilgard LLC	YSMD Series Buttonwood19- 3 LLC	YSMD Series Buttonwood 21-2 LLC	YSMD Series 33 Mine Street LLC	YSMD 150 Panoramic Way LLC	Consolidated Total - YSMD, LLC
Revenue	$-	$-	$-	$-	$-	$-	$-	$-

Operating expenses:
Advertising and marketing	-	3,694	-	-	-	-	-	3,694
General and administrative	-	104,892	15,375	22,916	128	14,153	8,300	165,764
Total expenses	-	108,586	15,375	22,916	128	14,153	8,300	169,458
Operating loss	-	108,586	15,375	22,916	128	14,153	8,300	169,458
Other income (expenses)
Interest income, related party	-	16,897	3,392	5,306	2	3	1	25,601
Total other income	-	16,897	3,392	5,306	2	3	1	25,601

Net loss	$-	$(91,689)	$(11,983)	$(17,610)	$(126)	$(14,150)	$(8,299)	$(143,857)
Weighted average membership interests	N/A	251,115	41,314	86,836	1,233	5,496	2,451	N/A
Loss per membership interest	N/A	$0.37	$0.29	$0.20	$0.10	$2.57	$3.39	N/A

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

YSMD, LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(Audited)

	YSMD, LLC	YSMD Series A, LLC	YSMD Series 2340 Hilgard LLC	YSMD Series Buttonwood 19-3 LLC	Consolidated Total - YSMD, LLC
Revenue	$-	$-	$-	$-	$-

Operating expenses:
General and administrative	-	113,417	32,862	17,801	164,080
Total expenses	-	113,417	32,862	17,801	164,080
Net loss	$-	$(113,417)	$(32,862)	$(17,801)	$(164,080)
Weighted average membership interests	N/A	95,550	5,523	6,655	N/A
Loss per membership interest	N/A	$1.19	$5.95	$2.67	N/A

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

YSMD, LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS' EQUITY / (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Audited)

	YSMD, LLC	YSMD Series A, LLC	YSMD Series 2340 Hilgard LLC	YSMD Series Buttonwood 19- 3 LLC	YSMD Series Buttonwood 21- 2 LLC	YSMD Series 33 Mine Street LLC	YSMD Series 150 Panoramic Way LLC	Consolidated Total - YSMD, LLC
Balance as of December 31, 2022	$-	$(17,366)	$-	$-	$-	$-	$-	$(17,366)
Members' contributions	-	1,042,047	157,100	178,854	-	-	-	1,378,001
Distributions	-	(23,331)	(1,415)	(1,370)	-	-	-	(26,116)
Net loss	-	(113,417)	(32,862)	(17,801)	-	-	-	(164,080)
Balance as of December 31, 2023	$-	$887,933	$122,823	$159,683	$-	$-	$-	$1,170,439
Members’ contributions from Regulation A	-	286,565	74,890	379,741	29,050	137,315	-	907,561
Offering costs for Regulation A	-	(10,411)	(2,749)	(3,797)	(223)	(769)	-	(17,949)
Members’ contributions from Regulation Crowdfunding	-	-	-	-	-	-	105,080	105,080
Offering costs for Regulation Crowdfunding	-	-	-	-	-	-	-	-
Distributions to members	-	(70,516)	(10,655)	(21,166)	(371)	(2,075)	(883)	(105,666)
Net loss	-	(91,689)	(11,983)	(17,610)	(126)	(14,150)	(8,299)	(143,857)
Balance as of December 31, 2024	$-	$1,001,882	$172,326	$496,851	$28,330	$120,321	$95,898	$1,915,608
Number of membership interests	-	270,672	46,398	111,719	5,810	27,463	21,016	N/A

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

YSMD, LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2024
(Audited)

	YSMD, LLC	YSMD Series A, LLC	YSMD Series 2340 Hilgard LLC	YSMD Series Buttonwood 19- 3 LLC	YSMD Series Buttonwood 21- 2 LLC	YSMD Series 33 Mine Street LLC	YSMD Series 150 Panoramic Way LLC	Elimination	Consolidated Total - YSMD, LLC
Cash flows from operating activities:
Net loss	$-	$(91,689)	$(11,983)	$(17,610)	$(126)	$(14,150)	$(8,299)	$-	$(143,857)
Adjustments to reconcile net loss to net cash provided by (used in) operation:
Accrued interest income	-	(16,856)	(3,372)	(5,287)	-	-	-	-	(25,515)
Expenses incurred with related parties and charged to related party payables	-	9,213	-	-	2,500	16,500	23,250	(28,250)	23,213
Changes in operating assets and liabilities:
Deposit	-	(31,000)	-	-	-	-	-	-	(31,000)
Accounts payable	-	11,467	970	-	-	-	-	-	12,437
Net cash provided by (used in) operating activities	-	(118,865)	(14,385)	(22,897)	2,374	2,350	14,951	(28,250)	(164,722)

Cash flows from investing activities:
Real estate purchase deposit	-	(452,609)	(82,500)	(210,323)	(12,000)	(65,000)	-	-	(822,432)
Cash paid for advances to related parties	-	(35,250)	-	-	-	-	-	35,250	-
Net cash provided by (used in) investing activities	-	(487,859)	(82,500)	(210,323)	(12,000)	(65,000)	-	35,250	(822,432)

Cash flows from financing activities:
Proceeds from Regulation A subscriptions	-	969,582	225,594	319,390	17,335	71,865	-	-	1,603,766
Distributions to members	-	(66,921)	(10,410)	(18,978)	(233)	(1,264)	(327)	-	(98,133)
Loans to related party	-	(350,000)	(70,000)	(190,000)	-	-	-	-	(610,000)
Offering costs for Regulation A	-	(10,411)	(2,749)	(3,797)	(223)	(769)	-	-	(17,949)
Cash received from advances from related parties	-	49,000	1,000	4,000	500	1,000	500	(7,000)	49,000
Cash repaid on advances from related parties	-	(46,979)	(42,246)	(17,246)	-	-	-	-	(106,471)
Reward shares funded by the Manager	-	-	-	142,854	-	-	-	-	142,854
Deferred offering cost charge	-	-	-	-	(2,500)	(2,500)	(15,000)	-	(20,000)
Net cash provided by (used in) financing activities	-	544,271	101,189	236,223	14,879	68,332	(14,827)	(7,000)	943,066

Net change in cash	-	(62,454)	4,304	3,003	5,253	5,682	124	-	(44,088)
Cash and cash equivalents at beginning of year	-	84,341	1,686	1,562	-	-	-	-	87,589
Cash and cash equivalents at end of year	$-	$21,887	$5,990	$4,565	$5,253	$5,682	$124	$-	$43,501

Supplemental Disclosure of Non-Cash Financing Activities

Subscriptions due from Manager paid by due from related party under bonus share program	$-	$25,575	$-	$173,341	$-	$-	$-	$-	$198,916

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

YSMD, LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2023
(Audited)

	YSMD, LLC	YSMD Series A, LLC	YSMD Series 2340 Hilgard LLC	YSMD Series Buttonwood 19- 3 LLC	Elimination	Consolidated Total - YSMD, LLC
Cash flows from operating activities:
Net loss	$-	$(113,417)	$(32,862)	$(17,801)	$-	$(164,080)
Adjustments to reconcile net loss to net cash (used in) operating activities
Expenses paid on Series behalf by related party	-	76,278	37,247	22,246	-	135,771
Accounts payable	-	(36,605)	700	532	-	(35,373)
Net cash provided by (used in) operating activities	-	(73,744)	5,085	4,977	-	(63,682)

Cash flows from investing activities:
Advances to related parties	-	(46,000)	-	-	46,000	-
Net cash (used in) investing activities	-	(46,000)	-	-	46,000	-

Cash flows from financing activities:
Proceeds from subscriptions	-	335,468	16	(45)	-	335,439
Distributions	-	(19,853)	(1,415)	(1,370)	-	(22,638)
Advances from related parties	-	2,500	23,000	23,000	(46,000)	2,500
Repayments of due to related parties	-	(110,618)	-	-	-	(110,618)
Deferred offering cost charge	-	(3,412)	(25,000)	(25,000)	-	(53,412)
Net cash provided by (used in) financing activities	-	204,085	(3,399)	(3,415)	(46,000)	151,271

Net change in cash	-	84,341	1,686	1,562	-	87,589
Cash and cash equivalents at beginning of year	-	-	-	-	-	-
Cash and cash equivalents at end of year	$-	$84,341	$1,686	$1,562	$-	$87,589

Supplemental Disclosure of Non-Cash Financing Activities
Subscriptions due from Manager paid by due from related party under bonus share program	$-	$18,587	$-	$61,834	-	$80,421

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

YSMD LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024 AND 2023, AND FOR THE YEARS THEN ENDED

(Audited)

NOTE 1 – NATURE OF OPERATIONS

YSMD LLC (the “Company”) is a Delaware series limited liability company formed on February 2nd, 2022 under the laws of Delaware. The Company is managed by its managing member, Collab (USA) Capital LLC (“the Manager”). The Company was formed to permit public investment in rental properties, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or “Series”, that management intends to establish. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

YSMD Series A, LLC (“Series A”) is Delaware limited liability company formed on December 12, 2022 under the laws of Delaware. YSMD Series 2340 Hilgard LLC (“Series Hilgard”) is Delaware limited liability company formed on May 4, 2023 under the laws of Delaware. YSMD Series Buttonwood 19-3 LLC (“Series Buttonwood 19-3”) is Delaware limited liability company formed on May 4, 2023 under the laws of Delaware. YSMD Series Buttonwood 21-2 LLC (“Series Buttonwood 21-2”) is Delaware limited liability company formed on August 26, 2024 under the laws of Delaware. YSMD Series 33 Mine Street LLC (“Series 33 Mine”) is Delaware limited liability company formed on August 26, 2024 under the laws of Delaware. YSMD Series 150 Panoramic LLC (“Series 150 Panoramic”) is Delaware limited liability company formed on October 7, 2024 under the laws of Delaware.

As of December 31, 2024 and 2023, the Company and each Series have not yet commenced operations. Once the Company and each Series commence their planned principal operations, they will incur significant additional expenses. The Company and each Series are dependent upon additional capital resources for the commencement of their planned principal operations and are subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s and each Series' planned operations or failing to profitably operate the business.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated and consolidating financial statements have been prepared using the accrual method of accounting in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The Company and each Series adopted the calendar year as its basis of reporting.

The accompanying consolidated and consolidating financial statements include the accounts of YSMD, LLC and its Series. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated and consolidating financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company and each Series have a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's and each Series’ control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's and each Series’ financial condition and the results of its operations.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Subscriptions Receivable

The Company records membership interest issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables were not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to members’ equity/(deficit) on the balance sheet.

For the years ended December 31, 2024 and 2023, the Company has received $286,565 and $1,042,047 of fully subscribed equity subscriptions from Series A offerings, respectively. As of December 31, 2024 and 2023, the Company had $4,150 and $712,742 in subscriptions receivable for Series A, respectively.

For the years ended December 31, 2024 and 2023, the Company has received $74,890 and $157,100 of fully subscribed equity subscriptions from Series Hilgard offerings, respectively. As of December 31, 2024 and 2023, the Company had $6,380 and $157,084 in subscriptions receivable for Series Hilgard, respectively.

For the years ended December 31, 2024 and 2023, the Company has received $379,741 and $178,854 of fully subscribed equity subscriptions from Series 19-3 Buttonwood offerings, respectively. As of December 31, 2024 and 2023, the Company had $4,075 and $117,065 in subscriptions receivable for Series Buttonwood, respectively.

For the years ended December 31, 2024 and 2023, the Company has received $29,050 and $0 of fully subscribed equity subscriptions from Series 21-2 Buttonwood offerings, respectively. As of December 31, 2024 and 2023, the Company had $11,715 and $0 in subscriptions receivable for Series Buttonwood 21-2, respectively.

For the years ended December 31, 2024 and 2023, the Company has received $137,315 and $0 of fully subscribed equity subscriptions from Series 33 Mine offerings, respectively. As of December 31, 2024 and 2023, the Company had $65,450 and $0 in subscriptions receivable for Series 33 Mine, respectively.

For the years ended December 31, 2024 and 2023, the Company has received $105,080 and $0 of fully subscribed equity subscriptions from Series 150 Panoramic offerings, respectively. As of December 31, 2024 and 2023, the Company had $105,080 and $0 in subscriptions receivable for Series 150 Panoramic, respectively.

Investment Properties

Investment properties are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of buildings, improvements and other assets. Buildings are depreciated over twenty-seven and half years and improvements and other assets are depreciated over their estimated economic useful lives, generally three to thirty years.

Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures above a pre-determined threshold that improve or extend the life of a property.

Real Estate Impairment

The Company and each Series review the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of demand, competition, and other economic factors. The Company and each Series had no impairment of real estate assets as of December 31, 2024 and 2023.

Deferred Offering Costs

The Company and each Series comply with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to member’s equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.  Offering costs include offering expense reimbursements and sourcing fees as noted below. The Company and each Series will reimburse the Manager for series offering expenses actually incurred in an amount up to 3% of gross offering proceeds, which the Company and each Series expect to allocate among all Series, including those created in the future, with commissions allocated directly to the Series Interests being sold in the offering.  As of December 31, 2024, the Manager has deferred $147,521 in offering expenses. As each offering is ongoing as of December 31, 2024, the deferred offering costs have not yet been charged to members’ equity/(deficit). As of December 31, 2023, the Manager has incurred $127,520 in offering expenses which $10,000 was included in due to related parties. As each offering is ongoing as of December 31, 2023, the deferred offering costs have not yet been charged to members’ equity/(deficit).

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

There were no assets or liabilities requiring fair value measurement as of December 31, 2024 and December 31, 2023.

Revenue Recognition

Revenues are generated at the series level. Rental revenue, net of concessions, will be recognized on a straight-line basis over the term of the lease.

The Company and each Series adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Company and each Series determine revenue recognition through the following steps:

•	Identification of a contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company and each Series expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company and each Series do not adjust the transaction price for the effects of a significant financing component if, at contract inception.

Expense Allocations

The Company and each Series are responsible for the costs and expenses attributable to the activities of the Series. Expenses will be allocated to the Series following an expense allocation policy determined and directed by the managing member.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company and each Series are limited liability companies, treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated and consolidating financial statements.

The Company and each Series use the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated and consolidating financial statements and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

Earnings/(Loss) per Membership Interest

Upon completion of an offering, each Series complies with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings (loss) per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated and consolidating financial statements.

NOTE 3 – MEMBERS’ EQUITY / (DEFICIT)

The Company is managed by Collab (USA) Capital LLC, a Delaware corporation and managing member of the Company (the “Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s series and subsidiaries, if any.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

The Manager shall, as of the completion of the initial offering of a Series' interests, hold at least 5% of the Series' interests.

Pursuant to the operating agreement, the Manager will receive fees and expense reimbursements for services relating to the Company’s offering, investment management, and management of properties.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Company expects the Manager to make distributions on a monthly basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion. Amounts available for distribution following liquidation of a series will be distributed first ratably to such Series' interest holders until 100% of the capital contributions are returned, and then 20% to the managing member and 80% to the Series' interest holders. Distributions are recorded as they are declared and recorded to distributions payable until payment is made, which the Company and each Series includes in accounts payable on the consolidated and consolidating balance sheets.

During the year ended December 31, 2024, members’ contributions from Regulation A amounted to $260,990 to the Company from Series A’s offerings by issuing 52,198 units at $5 per unit. The Company also issued 5,115 reward shares with a value of $25,575, which are purchased by the Manager for investors meeting criteria of the Company’s bonus share program on this offering. During the year ended December 31, 2024, members’ contributions from Regulation A amounted to $74,890 to the Company from Series Hilgard’s offerings by issuing 14,978 units at $5 per unit. During the year ended December 31, 2024, members’ contributions from Regulation A totaled $206,400 to the Company from Series Buttonwood 19-3’s offerings by issuing 41,280 units at $5 per unit. The Company also issued 34,668 reward shares with a value of $173,341, which are purchased by the Manager for investors meeting criteria of the Company’s bonus share program on this offering. During the year ended December 31, 2024, members’ contributions from Regulation A amounted to $29,050 to the Company from Series Buttonwood 21-2’s offerings by issuing 5,810 units at $5 per unit. During the year ended December 31, 2024, members’ contributions from Regulation A amounted to $137,315 to the Company from Series 33 Mine’s offerings by issuing 27,463 units at $5 per unit.

During the year ended December 31, 2024, members’ contributions from Regulation Crowdfunding amounted to $105,080 to the Company from Series 150 Panorama’s offerings by issuing 21,016 units at $5 per unit.

During the year ended December 31, 2024, the Company incurred Regulation A offering costs of $10,411 for Series A’s offerings, 2,749 from Series Hilgard’s offerings, $3,797 from Series Buttonwood 19-3 offerings, $223 from Series Buttonwood 21-2 offerings, and $769 from Series 33 Mine offerings. The offering costs are net against member’s contributions.

During the year ended December 31, 2023, members’ contributions amounted to $1,023,460 to the Company from Series A’s offerings by issuing 204,692 units at $5 per unit. The Company also issued 3,717 reward shares with a value of $18,587, which are purchased by the Manager for investors meeting criteria of the Company’s bonus share program on this offering. During the year ended December 31, 2023, members’ contributions amounted to $157,100 to the Company from Series Hilgard’s offerings by issuing 31,420 units at $5 per unit. During the year ended December 31, 2023, members’ contributions totaled $117,020 to the Company from Series Buttonwood 19-3’s offerings by issuing 23,404 units at $5 per unit. The Company also issued 12,367 reward shares with a value of $61,834, which are purchased by the Manager for investors meeting criteria of the Company’s bonus share program on this offering.

As of December 31, 2024, the Company had $1,342,951 of members’ contributions from Series A’s offerings and total 270,672 units issued, the Company had $229,241 of members’ contributions from Series Hilgard’s offerings and total 46,398 units issued, the Company had $554,799 of members’ contributions from Series Buttonwood 19-3’s offerings and total 111,719 units issued, the Company had $28,827 of members’ contributions from Series Buttonwood 21-2’s offerings and total 5,810 units issued, the Company had $136,546 of members’ contributions from Series 33 Mine’s offerings and total 27,463 units issued, and the Company had $105,080 of members’ contributions from Series 150 Panoramic offerings and total 21,016 units issued.

The debts, obligations, and liabilities of the Company and each Series, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company and each Series, and no member of the Company or a Series is obligated personally for any such debt, obligation, or liability.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Manager will receive from each Series an asset management fee, payable quarterly in arrears, equal to 0.5% of asset value as of the last day of the immediately preceding quarter.

The Company entered into an agreement with its Manager where as compensation for the services provided by the property manager, each Series will be charged a property management fee equal to eight percent (8%) of gross receipts on a Series property. To the extent that, under the terms of a specific property management agreement, the property manager is paid a fee that is less than the eight percent (8%) charged to the Series, the Manager will receive the difference as income.

The Company entered into an agreement with its Manager where upon the disposition and sale of a Series property, each Series will pay to the Manager a property disposition fee equal to 2% of the disposition price that will cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that this disposition fee charged to a Series will range from 6-7% of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the Series, the Manager will receive the difference as income.

If a Series raises the maximum offering amount, each Series will pay to the Manager a sourcing fee up to 5% of the contractual purchase price of the relevant property acquired by the Series.

Each Series will pay a renovation and management fee, as applicable, to the Manager equal to 5.5% of the total capital improvements costs for renovation management.

Each Series is to reimburse the Manager for offering costs incurred on its behalf of up to 3% of the offering proceeds.

Due from (to) Related Parties

Related party receivable including interest receivable from Collab USA totaled $161,998 as of December 31, 2024 and $80,421 as of December 31, 2023, respectively. The receivable was $136,483 as of December 31, 2024 and $80,421 as of December 31, 2023, respectively, from the bonus shares purchased by the Manager for investors meeting criteria of the Company’s bonus share program on this offering and $25,515 as of December 31, 2024 and $0 as of December 31, 2023, respectively, from accrued interest on loans.

Related party receivable from 2340 Hilgard Avenue LLC (“2340 Hilgard”) totaled $9,250 as of December 31, 2024 and $0 as of December 31, 2023, respectively.

Related party payable totaled $82,263 as of December 31, 2024, of which $46,068 was due to Collab CA LLC (“Collab CA”), $17,194 due to 1742 Spruce Street LLC (“1742 Spruce”), $5,000 due to 19-21 Buttonwood (DE) LLC (“19-21 Buttonwood”) and $14,000 due to 33 Mine Street LLC, respectively. As of December 31, 2024, Series A had advanced $24,000 to Series Hilgard, $27,000 to Series Buttonwood 19-3, $3,500 to Series 33 Mine, $3,000 to Series Buttonwood 21-2, $23,750 to Series 150 Panoramic, and which were eliminated in consolidation.

Related party payable totaled $107,271 as of December 31, 2023, which $67,021 was payable to Collab CA, $1,500 was payable to 1742 Spruce, $19,750 was payable to 2340 Hilgard and $19,000 was payable to 19-21 Buttonwood (DE) LLC. As of December 31, 2023, Series A has advanced $23,000 to Series Hilgard and $23,000 to Series Buttonwood 19-3, which were eliminated in consolidation.

The reimbursement to the Manager for offering costs will be up to 3% of the asset value. Each of Collab USA, SEZ-US-1-2020 Irrevocable Trust, Collab CA, 1742 Spruce, 2340 Hilgard and 19-21 Buttonwood (DE) LLC is a related party of the Company. These balances are unsecured, non-interest bearing and have no fixed terms of repayment.

Loan to Related Parties

On January 22, 2024, Series A loaned $350,000 to Collab (USA) Capital LLC (the “Manager” or “Collab USA”), the Company’s managing member; Series Hilgard loaned $70,000 to Collab USA and Series Buttonwood 19-3 loaned $60,000 to Collab USA. On August 20, 2024, Series Buttonwood 19-3 loaned additional $130,000 to Collab USA. These loans bear interest of 5% per annum and are due by demand. For the year ended December 31, 2024, the Company accrued a total of $25,515 of interest income due from Collab USA, of which $16,856 was due to Series A, $3,372 due to Series Hilgard and $5,287 due to Series Buttonwood 19-3, all of which was outstanding and included in interest receivable as of December 31, 2024.

Real Estate Purchase Deposit

As of December 31, 2024, the Company made a total of $822,432 deposits to SEZ-US-1-2020 Irrevocable Trust as advance payment for the purchase of real estate assets, of which $452,609 was advanced from Series A, $82,500 advanced from Series Hilgard, $210,323 advanced from Series Buttonwood 19-3, $12,000 advanced from Series Buttonwood 21-2, $65,000 advanced from Series 33 Mine, respectively.

NOTE 5 – GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each Series have a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans and operations, and has not generated any revenues or profits as of December 31, 2024 and 2023. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s and each Series’ ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company and each Series will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and each Series be unable to continue as a going concern.

NOTE 6 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 25, 2025, the date the consolidated and consolidating financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated and consolidating financial statements.

Closing of Funds

Subsequent to the year end, the Company closed on the sale of 15,698 Series 33 Mine Interests under Regulation A, receiving $78,490 of gross proceeds in April 2025, and closed on the sale of 24,338 Series 150 Panoramic Interests under Regulation CF, receiving $121,690 of gross proceeds in April 2025.

1742 SPRUCE STREET LLC

Audited Financial Statements for the

Years Ended December 31, 2024 and 2023

To the Managing Member of

1742 Spruce Street LLC

Sacramento, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of 1742 Spruce Street LLC (the “Company”) which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 8 to the financial statements, the Company has an accumulated deficit of $1,777,123, has generated a loss of $8,938 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with cash of $62,504 against current liabilities of $83,774 as of December 31, 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

March 24, 2025

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

1742 Spruce Street LLC

BALANCE SHEETS

As of December 31, 2024 and 2023

(Audited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$62,504	$55,691
Prepaid expenses	7,091	1,450
Due from related parties	91,226	71,240
Total current assets	160,821	128,381
Real estate assets:
Appliance and equipment	11,250	9,195
Building and building improvement	4,381,300	4,372,000
Land	1,430,000	1,430,000
Accumulated depreciation	(1,094,137)	(931,480)
Total real estate assets	4,728,413	4,879,715
Total assets	$4,889,234	$5,008,096

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable	$1,047	$2,497
Due to related parties	5,952	-
Interest payable	10,243	10,243
Unearned revenue	24,913	31,677
Other accrued expense	1,705	5,473
Security deposit	39,914	38,808
Mortgage payable, current portion	81,410	-
Total current liabilities	165,184	88,698
Long-term liabilities:
Mortgage payable, net of current portion	3,883,590	3,965,000
Total long-term liabilities	3,883,590	3,965,000
Total liabilities	4,048,774	4,053,698

Member's equity:
Member's capital	2,617,583	2,617,583
Accumulated deficit	(1,777,123)	(1,663,185)
Total member's equity	840,460	954,398
Total liabilities and member's equity	$4,889,234	$5,008,096

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

1742 Spruce Street LLC

STATEMENTS OF OPERATIONS

Years Ended December 31, 2024 and 2023

(Audited)

	2024	2023
Rental income	$486,833	$483,028

Operating expenses:
Property taxes	95,510	93,722
Utilities	28,520	23,932
General and administrative	25,795	24,328
Advertising and marketing	2,000	12,789
Repair and maintenance	23,993	12,595
Property management fees	44,369	26,547
Depreciation	162,657	163,063
Total operating expenses	382,844	356,976
Income from Operations	103,989	126,052

Other income (expense), net
Other income	9,988	4,011
Interest expense	(122,915)	(122,915)
Total other expense, net	(112,927)	(118,904)
Net income (loss)	$(8,938)	$7,148

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

1742 Spruce Street LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY

Years Ended December 31, 2024 and 2023

(Audited)

	Member's Capital	Accumulated Deficit	Total Member's Equity
Balance as of December 31, 2022	$2,617,583	$(1,444,095)	$1,173,488
Distributions	-	(226,238)	(226,238)
Net income	-	7,148	7,148
Balance as of December 31, 2023	$2,617,583	$(1,663,185)	$954,398
Distributions	-	(105,000)	(105,000)
Net loss	-	(8,938)	(8,938)
Balance as of December 31, 2024	$2,617,583	$(1,777,123)	$840,460

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

1742 Spruce Street LLC

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2024 and 2023

(Audited)

	2024	2023
Cash flows from operating activities:
Net income (loss)	$(8,938)	$7,148
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation	162,657	163,063
Expenses incurred with related parties and charged to related party payables	(20,071)	-
Changes in operating assets and liabilities:
Accounts receivable	-	300
Prepaid expenses	(5,641)	(1,450)
Accounts payable	381	(4,009)
Other accrued expense	(3,768)	(850)
Unearned revenue	(6,764)	8,505
Net cash provided by operating activities	117,856	172,707

Cash flows from investing activities:
Cash paid for advances to related parties	(99,694)	-
Cash received in repayment of advances to related parties	99,000	-
Purchase of appliance and equipment	(11,355)	(750)
Security deposit	1,106	(2,942)
Net cash used in investing activities	(10,943)	(3,692)

Cash flows from financing activities:
Cash received from advances from related parties	4,900	59,831
Distributions	(105,000)	(205,238)
Net cash used in financing activities	(100,100)	(145,407)
Net change in cash and cash equivalents	6,813	23,608
Cash and cash equivalents at beginning of year	55,691	32,083
Cash and cash equivalents at end of year	$62,504	$55,691

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$122,915	$122,915
Cash paid for income taxes	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities
Due from related party reclassified to distributions	$-	$21,000
Accounts payable reclassed as due from (to) related parties	$1,831	$-

See accompanying notes to the financial statements, which are an integral part of these financial statements.

1742 Spruce Street LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 and 2023

(Audited)

NOTE 1 – NATURE OF OPERATIONS

1742 Spruce Street LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) was registered in California on February 6, 2018. The Company was formed to own 1742 Spruce Street, a 23-bedroom student housing property located in Berkeley, CA. The Company is managed by its sole and managing member, YSMC, LLC.

YSMD LLC is a Delaware series limited liability company formed on February 2, 2022 under the laws of Delaware. YSMD LLC was formed to permit public investment in rental properties, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or “Series”, that management intends to establish. YSMD LLC formed YSMD – Series A, a series of YSMD, LLC, for the purpose of owning the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Fiscal Year

The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, useful lives of property and equipment. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2024 and 2023, the Company had $62,504 and $55,691 of cash on hand, respectively.

Receivables and Credit Policy

Trade receivables from tenants are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced significant write-downs in its accounts receivable balances.

As of December 31, 2024 and 2023, the Company had $0 and $0 in accounts receivable, respectively.

Real Estate Assets

Real estate assets exist in the form of the building and related improvements, land, equipment and appliances for the property and are recorded at cost. Expenditures for renewals and improvements that significantly add to the capacity and value or extend the useful life of the property are capitalized. Expenditures for maintenance and repairs are charged to expense. When the property itself or equipment used at the property is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which is five years for appliances, fifteen years for building improvements, and 27.5 years for the building.

The Company reviews the carrying value of real estate assets for impairment annually and whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the net realizable value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for the years ended December 31, 2024 and 2023.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at its inception.  The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenues are generated at the Company level. Rental revenue, net of concessions (if any), will be recognized on a straight-line basis over the term of the leases. Rent paid in advance is recorded to unearned revenues on the balance sheet.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 – REAL ESTATE ASSETS

Real estate assets at December 31, 2024 and December 31, 2023 consists of the following:

	December 31, 2024	December 31, 2023
Appliance and equipment	$11,250	$9,195
Building	4,290,000	4,290,000
Building improvement	91,300	82,000
Land	1,430,000	1,430,000
	5,822,550	5,811,195
Accumulated depreciation	(1,094,137)	(931,480)
Total real estate assets	$4,728,413	$4,879,715

Depreciation expenses totaled $162,657 and $163,063 for the years ended December 31, 2024 and 2023, respectively (see Note 2 – Real Estate Assets).

NOTE 4 – LOANS

In 2018, the Company entered into a loan agreement with First Foundation Bank for $3,399,000. The debt proceeds were used solely to finance the acquisition and development of the 1742 Spruce real estate project. The term loan was collateralized by the 1742 Spruce real estate project, carried an adjustable interest rate of 4.28% per annum, and was to mature in April 2048.

On November 2, 2021, the Company refinanced the 2018 mortgage with First Foundation Bank for a new mortgage with First Foundation Bank for the principal sum of $3,965,000. The loan bears interest at a rate of 3.1% for the first five years, and then adjusts every six months thereafter to an index rate plus 2.35%. The loan requires interest-only payments for the first 36 months. The loan matures after a 30-year term in 2051. The loan is collateralized by the 1742 Spruce real estate project. As of December 31, 2024 and December 31, 2023, accrued interest payable on this loan was $10,243 and $10,243, respectively.

For the years ended December 31, 2024 and 2023, interest expense on the loans totaled $122,915 and $122,915, respectively.

Year Ended December 31,	Beginning Balance	Principal Payment	Ending Balance
2025	$3,965,000	$81,410	$3,883,590
2026	3,883,590	83,969	3,799,621
2027	3,799,621	86,610	3,713,011
2028	3,713,011	89,333	3,623,678
2029	3,623,678	92,142	3,531,536
Thereafter	$3,531,536	$3,531,536	$-

NOTE 5 – RELATED PARTY TRANSACTIONS

In December 2020, the Company entered into an agreement with Collab CA, LLC (“Agent”), whereas consideration the Company pays a management fee for the greater of (i) $0 per month or (ii) 5.5 % of the total monthly gross receipts payable by the last day of the then-current month and a leasing commission of 75% of one month’s rent is compensated to the Agent when a tenant successfully completes a lease with the Company.

Effective January 1, 2024, the Company entered into an amendment to its agreement dated December 2020, with Collab CA, LLC (“Agent”), whereas consideration the Company pays property management fees of 8% of gross revenue paid monthly in arrears for property management and 20% markup on the cost of repair and maintenance work; 5.5% of total capital improvements cost for renovation management paid in arrears in the month that capital improvements are incurred; 2% of the contractual purchase price of the relevant property acquired, paid within five (5) days after the purchase is completed; and 2% of total sales price when the asset is sold, paid within five (5) days after the sale is closed.

Management fees for the years ended December 31, 2024 and 2023 amounted to $44,369 and $26,547, respectively. Leasing fees for the years ended December 31, 2024 and 2023 amounted to $0 and $12,589, respectively.

As of December 31, 2024, related party receivables totaled from YSMD, LLC of $17,194 and Collab CA LLC of $74,032, respectively and related party payables totaled to Collab Living LLC of $4,900 and to others of $1,052, respectively.

As of December 31, 2023, related party receivables totaled from YSMD, LLC of $1,500 and Collab CA LLC of $69,740, respectively and related party payable totaled to $0.

Each of the above entities is a related party of the Company. These balances are unsecured, non-interest bearing and have no fixed terms of repayment.

NOTE 6 – MEMBER’S EQUITY

The Company distributed $105,000 during the year ended December 31, 2024 and $226,238 during the year ended December 31, 2023 to its member. As of December 31, 2024 and December 31, 2023, the Company had $2,617,583 of contributed investment.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2024.

NOTE 8 – GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $1,777,123, has generated a loss of $8,938 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with cash of $62,504 against current liabilities of $83,774 as of December 31, 2024. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next 12 months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. Through the date the financial statements were available to be issued, the Company has been primarily financed through the issuance of membership interests and loans. No assurance can be given that the Company will be successful in these efforts. Management plans to advance additional funds from related parties. as needed, to fund any cash flow needs.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Securities Being Offered

The Company is intended to be acquired by YSMD - Series A, a series of YSMD, LLC, which is already qualified for an offering under Regulation A.

Management’s Evaluation

Management has evaluated subsequent events through March 24, 2025, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in the financial statements.

2340 HILGARD AVENUE LLC

Audited Financial Statements for the

Years Ended December 31, 2024 and 2023

To the Managing Member of

2340 Hilgard Avenue LLC

Sacramento, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of 2340 Hilgard Avenue LLC (the “Company”) which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 8 to the financial statements, the Company has an accumulated deficit of $259,074, has generated a loss of $4,633 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with cash of $3,077 against current liabilities of $95,241 as of December 31, 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 18, 2025

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

2340 Hilgard Avenue LLC

BALANCE SHEETS

As of December 31, 2024 and 2023

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$3,077	$20,940
Prepaid expenses	1,376	1,160
Due from related parties	67,096	113,205
Total current assets	71,549	135,305
Real estate assets:
Appliance and equipment	4,008	4,008
Building and building improvement	2,004,495	2,004,495
Land	800,000	800,000
Accumulated depreciation	(320,941)	(247,113)
Total real estate assets	2,487,562	2,561,390
Total assets	$2,559,111	$2,696,695

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,529	$4,598
Due to related parties	12,150	-
Interest payable	4,815	4,912
Unearned revenue	15,481	11,260
Security deposit	19,960	20,448
Current portion of mortgage payable	38,306	36,387
Total current liabilities	95,241	77,605
Long-term liabilities:
Mortgage payable, net of current portion	1,735,628	1,774,480
Total long-term liabilities	1,735,628	1,774,480
Total liabilities	1,830,869	1,852,085

Member's equity:
Member's capital	987,316	987,316
Accumulated deficit	(259,074)	(142,706)
Total member's equity	728,242	844,610
Total liabilities and member's equity	$2,559,111	$2,696,695

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

2340 Hilgard Avenue LLC

STATEMENTS OF OPERATIONS

Years Ended December 31, 2024 and 2023

	2024	2023
Rental income	$250,007	$245,602

Operating expenses:
Property taxes	46,288	45,387
Utilities	29,504	28,016
General and administrative	17,131	13,986
Advertising and marketing	1,100	14,156
Repair and maintenance	10,613	7,094
Property management fees	22,761	19,772
Depreciation	73,828	73,530
Total operating expenses	201,225	201,941
Income from operations	48,782	43,661

Other income (expense), net
Other income	4,744	1,709
Interest expense	(58,159)	(58,077)
Total other expense, net	(53,415)	(56,368)
Net loss	$(4,633)	$(12,707)

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

2340 Hilgard Avenue LLC

STATEMENTS OF CHANGES IN MEMBER'S EQUITY

Years Ended December 31, 2024 and 2023

	Member's Capital	Accumulated Deficit	Total Member's Equity
Balance as of December 31, 2022	$987,316	$(67,999)	$919,317
Distributions	-	(62,000)	(62,000)
Net loss	-	(12,707)	(12,707)
Balance as of December 31, 2023	$987,316	$(142,706)	$844,610
Distributions	-	(111,735)	(111,735)
Net loss	-	(4,633)	(4,633)
Balance as of December 31, 2024	$987,316	$(259,074)	$728,242

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

2340 Hilgard Avenue LLC

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2024 and 2023

	2024	2023
Cash flows from operating activities:
Net loss	$(4,633)	$(12,707)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation	73,828	73,530
Expenses incurred with related parties and charged to related party payables	63,481	-
Rent income received by related parties on behalf of the Company	(46,138)	-
Changes in operating assets and liabilities:
Accounts receivable	-	1,536
Prepaid expenses	(216)	(1,160)
Accounts payable and accrued liabilities	(69)	(1,429)
Interest payable	(97)	(25)
Unearned revenue	4,221	300
Net cash provided by operating activities	90,377	60,045
Cash flows from investing activities:
Cash paid for advances to related parties	(21,984)	-
Cash received in repayment of advances to related parties	60,000	-
Purchase of appliance and equipment	-	(5,304)
Security deposit	(488)	(1,987)
Net cash provided by (used in) investing activities	37,528	(7,291)
Cash flows from financing activities:
Cash received from advances from related parties	8,900	-
Cash repaid on advances from related parties	(6,000)	(192)
Distributions	(111,735)	(62,000)
Repayment of mortgage loan	(36,933)	(9,133)
Net cash used in financing activities	(145,768)	(71,325)
Net change in cash and cash equivalents	(17,863)	(18,571)
Cash and cash equivalents at beginning of period	20,940	39,511
Cash and cash equivalents at end of period	$3,077	$20,940

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$58,256	$58,102
Cash paid for income taxes	$-	$-

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

2340 HILGARD AVENUE LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(Audited)

NOTE 1 – NATURE OF OPERATIONS

2340 Hilgard Avenue LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) was registered in California on June 5, 2020. The Company was formed to own 2340 Hilgard Avenue, a 12-bedroom student housing property located in Berkeley, CA. The Company is managed by its sole and managing member, YSMC, LLC.

YSMD LLC is a Delaware series limited liability company formed on February 2, 2022 under the laws of Delaware. YSMD LLC was formed to permit public investment in rental properties, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or “Series”, that management intends to establish. YSMD LLC intends to form YSMD – Series Hilgard, a series of YSMD, LLC, for the purpose of owning the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Fiscal Year

The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, useful lives of property and equipment. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2024 and 2023, the Company had $3,077 and $20,940 of cash on hand, respectively.

Receivables and Credit Policy

Trade receivables from tenants are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced significant write-downs in its accounts receivable balances.

As of December 31, 2024 and 2023, the Company had $0 and $0 in accounts receivable, respectively.

Real Estate Assets

Real estate assets exist in the form of the building and related improvements, land, equipment and appliances for the property and are recorded at cost. Expenditures for renewals and improvements that significantly add to the capacity and value or extend the useful life of the property are capitalized. Expenditures for maintenance and repairs are charged to expense. When the property itself or equipment used at the property is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which is five years for appliances, fifteen years for building improvements, and 27.5 years for the building.

The Company reviews the carrying value of real estate assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the net realizable value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for the years ended December 31, 2024 and 2023.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at its inception.  The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied.

Revenues are generated at the Company level. Rental revenue, net of concessions (if any), will be recognized on a straight-line basis over the term of the leases. Rent paid in advance is recorded to unearned revenues on the balance sheet.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, and early application is permitted. The Company has adopted the updated standard since 2022, which did not have an effect on the Company's financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 – REAL ESTATE ASSETS

Real estate assets at December 31, 2024 and 2023 consists of the following:

	2024	2023
Appliance and equipment	$4,008	$4,008
Building	2,000,000	2,000,000
Building improvement	4,495	4,495
Land	800,000	800,000
	2,808,503	2,808,503
Accumulated depreciation	(320,941)	(247,113)
Total real estate assets	$2,487,562	$2,561,390

Depreciation expenses totaled $73,828 and $73,530 for the years ended December 31, 2024 and 2023, respectively (see Note 2 – Real Estate Assets).

NOTE 4 – LOANS

In 2020, the Company entered into a loan agreement for $1,820,000. The debt proceeds were used solely to finance the acquisition and development of the 2340 Hilgard real estate project. The term loan was collateralized by the 2340 Hilgard real estate project, guaranteed by a related party of the Company, carried an adjustable interest rate of 3.15% per annum, and is to mature in October 2030. The adjustable interest rate was the sum of the current index and the margin which sum is then rounded to the nearest 0.125%. Monthly installments of principal and interest are due until the maturity date. As of December 31, 2024 and 2023, the outstanding loan balance was $1,773,935 and $1,810,867, respectively. As of December 31, 2024 and 2023, accrued interest payable on this loan was $4,815 and $4,912, respectively.

For the years ended December 31, 2024 and 2023, interest expense on the loans totaled $58,159 and $58,077, respectively.

Year Ended December 31,	Beginning Balance	Principal Payment	Ending Balance
2025	$1,773,935	$38,306	$1,735,629
2026	1,735,629	39,547	1,696,081
2027	1,696,081	50,079	1,646,002
2028	1,646,002	79,753	1,566,249
2029	1,566,249	82,484	1,483,766
Thereafter	$1,483,766	$1,483,766	$-

NOTE 5 – RELATED PARTY TRANSACTIONS

In January 2021, the Company entered into an agreement with Collab CA, LLC (“Agent”), whereas consideration the Company pays a management fee for the greater of (i) $0 per month or (ii) 5.5 % of the total monthly gross receipts payable by the last day of the then-current month and a leasing commission of 75% of one month’s rent is compensated to the Agent when a tenant successfully completes a lease with the Company. On January 1, 2022, the Company entered into a new agreement with Collab CA, LLC to increase property management fee to 8% of the total monthly gross receipts from 5.5%, payable by the last day of the then-current month.

Effective January 1, 2024, the Company entered into an amendment to its agreement dated January 2021, with the Agent, where as consideration the Company pays property management fees of 8% of gross revenue paid monthly in arrears for property management and 20% markup on the cost of repair and maintenance work; 5.5% of total capital improvements cost for renovation management paid in arrears in the month that capital improvements are incurred; 2% of the contractual purchase price of the relevant property acquired, paid within five (5) days after the purchase is completed; and 2% of total sales price when the asset is sold, paid within five (5) days after the sale is closed.

Management fees for the years ended December 31, 2024 and 2023 amounted to $22,761 and $19,772, respectively. Leasing fees with the Agent for the years ended December 31, 2024 and 2023 amounted to $0 and $13,686, respectively.

As of December 31, 2024, related party receivable from Collab CA LLC of $67,096 and related party payables totaled to YSMD, LLC of $9,250 and to Collab Living LLC of $2,900, respectively. As of December 31, 2023, related party receivable totaled from YSMD, LLC of $19,750 and Collab CA LLC of $93,455.

These balances are unsecured, non-interest bearing and have no fixed terms of repayment.

NOTE 6 – MEMBER’S EQUITY

During the year ended December 31, 2024, member contributions totaled $0 to the Company. In 2024, the Company distributed $111,735 to its member. As of December 31, 2024 the Company had $987,316 of contributed investment from its sole member.

During the year ended December 31, 2023, member contributions totaled $0 to the Company. In 2023, the Company distributed $62,000 to its member. As of December 31, 2023 the Company had $987,316 of contributed investment from its sole member.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2024.

NOTE 8 – GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $259,074, has generated a net loss of $4,633 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with a cash of $3,077 against current liabilities of $95,241 as of December 31, 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next 12 months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. Through the date the financial statements were available to be issued, the Company has been primarily financed through the issuance of membership interests and loans. No assurance can be given that the Company will be successful in these efforts.

NOTE 9 – SUBSEQUENT EVENTS

Securities Being Offered

The Company is intended to be acquired by YSMD - Series Hilgard, a series of YSMD, LLC, which is preparing an offering under Regulation A.

Management’s Evaluation

Management has evaluated subsequent events through April 18, 2025, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

 33 Mine Street LLC

Audited Financial Statements for the

Years Ended December 31, 2024 and 2023

To the Managing Member of

33 Mine Street LLC

Sacramento, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of 33 Mine Street LLC (the “Company”) which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 8 to the financial statements, the Company has an accumulated deficit of $980,630, has generated net losses of $31,397 and $36,393 for the years ended December 31, 2024 and 2023, respectively, and has limited liquid assets to satisfy its obligations as they come due with cash of $18,445 against current liabilities of $100,705 as of December 31, 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 20, 2025

Artesian CPA, LLC

1312 17th Street #462, | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

33 Mine Street LLC

BALANCE SHEETS

As of December 31, 2024 and 2023

(Audited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$18,445	$18,312
Accounts receivable	230	10,073
Due from related parties	14,000	5,652
Total current assets	32,675	34,037
Real estate assets:
Appliance and equipment	2,514	2,514
Building and building improvement	796,241	788,977
Land	479,098	479,098
Accumulated depreciation	(89,271)	(58,242)
Total real estate assets	1,188,582	1,212,347
Total assets	$1,221,257	$1,246,384

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,869	$5,974
Due to related parties	54,588	19,683
Unearned revenue	1,885	2,191
Security deposit	16,379	-
Current portion of mortgage payable	23,984	23,073
Total current liabilities	100,705	50,921
Long-term liabilities:
Mortgage payable	819,969	843,955
Total long-term liabilities	819,969	843,955
Total liabilities	920,674	894,876

Members' equity:
Members' capital	1,281,213	1,275,741
Accumulated deficit	(980,630)	(924,233)
Total members' equity	300,583	351,508
Total liabilities and members' equity	$1,221,257	$1,246,384

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

33 Mine Street LLC

STATEMENTS OF OPERATIONS

Years Ended December 31, 2024 and 2023
 (Audited)

	2024	2023
Rental income	$105,366	$137,699

Operating expenses:
Property taxes	18,643	25,898
Utilities	10,560	7,135
General and administrative	8,168	16,067
Advertising and marketing	6,316	5,862
Repair and maintenance	16,201	31,240
Professional fees	1,591	15,274
Property management fees	18,359	10,989
Depreciation	31,029	28,952
Total operating expenses	110,867	141,417
Loss from operations	(5,501)	(3,718)

Other income (expense), net
Other income	7,293	1,397
Interest expense	(33,189)	(34,072)
Total other expense, net	(25,896)	(32,675)
Net loss	$(31,397)	$(36,393)

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

33 Mine Street LLC

STATEMENTS OF CHANGES IN MEMBERS'   EQUITY

Years Ended December 31, 2024 and 2023

(Audited)

	Members' Capital	Accumulated Deficit	Total Members' Equity
Balance as of December 31, 2022	$1,231,443	$(871,840)	$359,603
Capital contributions	44,298	-	44,298
Distributions	-	(16,000)	(16,000)
Net loss	-	(36,393)	(36,393)
Balance as of December 31, 2023	$1,275,741	$(924,233)	$351,508
Capital contributions	5,472	-	5,472
Distributions	-	(25,000)	(25,000)
Net loss	-	(31,397)	(31,397)
Balance as of December 31, 2024	$1,281,213	$(980,630)	$300,583

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

33 Mine Street LLC

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2024 and 2023

(Audited)

	2024	2023
Cash flows from operating activities:
Net loss	$(31,397)	$(36,393)
Adjustments to reconcile net loss to net cash provided by operations:
Bad debts	2,002	1,789
Depreciation	31,029	28,952
Expenses incurred with related parties and charged to related party payables	(2,143)	-
Changes in operating assets and liabilities:
Accounts receivable	7,841	(9,784)
Prepaid expenses	-	962
Accounts payable and accrued liabilities	(2,105)	(5,507)
Unearned revenue	(306)	(2,114)
Net cash provided by (used in) operating activities	4,921	(22,095)
Cash flows from investing activities:
Cash paid for advances to related parties	(14,000)	-
Building and building improvement	(7,264)	(34,035)
Security deposit	16,379	-
Net cash used in investing activities	(4,885)	(34,035)
Cash flows from financing activities:
Cash received from advances from related parties	56,700	5,748
Cash repaid on advances from related parties	(14,000)	29,000
Capital contributions	5,472	44,298
Distributions	(25,000)	(16,000)
Repayment of mortgage loan	(23,075)	(22,191)
Net cash provided by financing activities	97	40,855
Net change in cash and cash equivalents	133	(15,275)
Cash and cash equivalents at beginning of year	18,312	33,587
Cash and cash equivalents at end of year	$18,445	$18,312

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$33,189	$34,072
Cash paid for income taxes	$-	$-

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

33 Mine Street LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(Audited)

NOTE 1 – NATURE OF OPERATIONS

33 Mine Street LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) was registered in New Jersey on October 27, 2021. The Company was formed to own 33 Mine Street, a 9-bedroom student housing property located in New Brunswick, NJ. The Company is managed by its members, the SDZ-1-2022 Trust, the SDZ-2-2022 Trust, and YSMC, LLC.

YSMD LLC is a Delaware series limited liability company formed on February 2, 2022 under the laws of Delaware. YSMD LLC was formed to permit public investment in rental properties, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or “Series”, that management intends to establish. YSMD LLC formed YSMD – Series 33 Mine, a series of YSMD, LLC, for the purpose of owning the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Fiscal Year

The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, useful lives of property and equipment. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2024 and 2023, the Company had $18,445 and $18,312 of cash on hand, respectively.

Receivables and Credit Policy

Trade receivables from tenants are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited.

Accounts receivable as of December 31, 2024, amounted to $230. The Company maintains an allowance for doubtful accounts to reflect estimated losses resulting from the inability of customers to make required payments. During the year ended December 31, 2024, the Company wrote off $8,084 of accounts receivable that were previously provided for in the allowance for doubtful accounts. The write-off was based on management’s assessment that the amounts were uncollectible after considering the age of the receivables, past collection experience, and other relevant factors.

As of December 31, 2023, the Company had $16,520 in accounts receivable, offset by $6,447 in allowance for doubtful accounts.

Real Estate Assets

Property and equipment exist in the form of the building and related improvements, land, equipment and appliances for the property and are recorded at cost. Expenditures for renewals and improvements that significantly add to the capacity and value or extend the useful life of the property are capitalized. Expenditures for maintenance and repairs are charged to expense. When the property itself or equipment used at the property is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which is five years for appliances, fifteen years for leasehold improvements, and 27.5 years for the building.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the net realizable value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for the years ended December 31, 2024 and 2023.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at its inception.  The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied.

Revenues are generated at the Company level. Rental revenue, net of concessions (if any), will be recognized on a straight-line basis over the term of the leases. Rent paid in advance is recorded to unearned revenues on the balance sheet.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at its inception.  The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied.

Revenues are generated at the Company level. Rental revenue, net of concessions (if any), will be recognized on a straight-line basis over the term of the leases. Rent paid in advance is recorded as unearned revenues on the balance sheet.

NOTE 3 – REAL ESTATE ASSETS

Real estate assets at December 31, 2024 and 2023 consist of the following:

	December 31,	December 31,
	2024	2023
Appliance and equipment	$2,514	$2,514
Building and building improvement	796,241	788,977
Land	479,098	479,098
	1,277,853	1,270,589
Accumulated depreciation	(89,271)	(58,242)
Total real estate assets	$1,188,582	$1,212,347

Depreciation expenses totaled $31,029 and $28,952 for the years ended December 31, 2024 and 2023, respectively (see Note 2 – Real Estate Assets).

NOTE 4 – LOAN

In 2022, the Company entered into a loan agreement (the “Mortgage”) with Columbia Bank for $900,000. The debt proceeds were used solely to refinance the 33 Mine Street property and distribute the proceeds to its members. The term loan is collateralized by the 33 Mine Street real estate project, is guaranteed by a related party of the Company, carries an adjustable interest rate of 3.875% per annum, and provides that the Company and its guarantors shall maintain with the bank with a combined average daily balance not less than $30,000. The loan matures in June 2032. The adjustable interest rate shall be adjusted in year 6 at a margin of 2.5% over the current index and the margin which the sum is then rounded to the nearest 0.125%. The loan shall be due and payable in 120 monthly installments of principal and interest paid on a 25-year amortization schedule. As of December 31, 2024 and 2023, the outstanding loan balance was $843,953 and $867,028, respectively. For the years ended December 31, 2024 and 2023, interest expense on the loans totaled $33,189 and $34,072, respectively.

In addition to the loan agreement entered, the Company also entered into an absolute assignment of leases and rents (the “Absolute Assignment”) with Columbia Bank, in which Columbia Bank, as the Assignee, is vested with full power to collect the rents and other amounts assigned if there is occurrence of any events of default by the Company in the payment of any indebtedness contained in the mortgage loan. For the years ended December 31, 2024 and 2023, there were no events of default by the Company.

Year Ended December 31,	Beginning Balance	Principal Payment	Ending Balance
2025	$843,953	$23,984	$819,969
2026	819,969	24,930	795,039
2027	795,039	25,913	769,126
2028	769,126	26,935	742,191
2029	742,191	27,997	714,194
Thereafter	$714,194	$714,194	$-

NOTE 5 – RELATED PARTY TRANSACTIONS

In January 2022, the Company entered into an agreement with Collab CA, LLC (“Agent”), whereas consideration the Company pays a management fee for the greater of (i) $0 per month or (ii) 8 % of the total monthly gross receipts payable by the last day of the then-current month and a leasing commission of 75% of one month’s rent is compensated to the Agent when a tenant successfully completes a lease with the Company. The Agent is also entitled to a renovation management fee of 5.5% of the costs of renovation and a disposition fee of 2% of property sales proceeds.

Effective January 1, 2024, the Company entered into an amendment to its agreement dated January 2022, with the Agent, where as consideration the Company pays property management fees of 8% of gross revenue paid monthly in arrears for property management and 20% markup on the cost of repair and maintenance work or 30% markup on the cost of repair and maintenance work if the revenue is under $200,000; 5.5% of total capital improvements cost for renovation management paid in arrears in the month that capital improvements are incurred; 2% of the contractual purchase price of the relevant property acquired, paid within five (5) days after the purchase is completed; and 2% of total sales price when the asset is sold, paid within five (5) days after the sale is closed.

Leasing fees for the years ended December 31, 2024 and 2023 amounted to $0 and $5,259, respectively. Management fees for the years ended December 31, 2024 and 2023 amounted to $18,359 and $10,989, respectively.

As of December 31, 2024, the Company had a related party receivable of $14,000 from YSMD, LLC and related party payables of $6,233 to Collab CA LLC, $1,700 to Collab Living LLC, $35,348 to 2521 Regent Street LLC and $11,307 to 19-21 Buttonwood (DE) LLC. As of December 31, 2023, the Company had a related party receivable of $5,652 from 2521 Regent Street LLC, and related party payables of $8,375 to Collab CA LLC and $11,307 to 19-21 Buttonwood (DE) LLC.

NOTE 6 – MEMBERS’ EQUITY

During the year ended December 31, 2024, member contributions totaled $5,472 to the Company. In 2024, the Company distributed $25,000 to one of its members. As of December 31, 2024, the Company had $1,281,213 of contributed investment from one of its members.

During the year ended December 31, 2023, member contributions totaled $44,298 to the Company. In 2023, the Company distributed $16,000 to one of its members. As of December 31, 2023, the Company had $1,275,741 of contributed investment from one of its members.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2024 and 2023.

NOTE 8 – GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $980,630, has generated a net loss of $31,397 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with cash of $18,445 against current liabilities of $100,705 as of December 31, 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next 12 months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. Through the date the financial statements were available to be issued, the Company has been primarily financed through members’ contributions and loans. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Securities Being Offered

The Company is intended to be acquired by YSMD - Series 33 Mine, a series of YSMD, LLC, with an ongoing offering under Regulation A.

Management’s Evaluation

Management has evaluated subsequent events through April 20, 2025, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

 19-3 Buttonwood

Carve-Out of Certain Operations of 19-21 Buttonwood (DE) LLC

Audited Financial Statements

As of December 31, 2024 and 2023, and for the years then ended

To the Managing Member of

19-21 Buttonwood (DE) LLC

Sacramento, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of 19-3 Buttonwood Street, (the carved-out operations of certain assets of 19-21 Buttonwood (DE) LLC) (the “Property”) which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Property as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Property and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Property’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Property will continue as a going concern. As described in Note 7 to the financial statements, the Property has an accumulated deficit of $38,142 as of December 31, 2024, has generated a loss of $4,440 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with cash of $8,930 against current liabilities of $9,845 as of December 31, 2024. These factors, among others, raise substantial doubt about the Property’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Property’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Property’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 18, 2025

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

19-3 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 BUTTONWOOD (DE) LLC)
BALANCE SHEETS
As of December 31, 2024 and 2023
(Audited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$8,930	$8,176
Prepaid expenses	900	802
Due from related parties	2,718	5,051
Total current assets	12,548	14,029
Real estate assets:
Appliance and equipment
Building and building improvement	413,700	413,700
Furniture and fixture	113	113
Land	289,270	289,270
Accumulated depreciation	(36,408)	(21,340)
Total real estate assets	666,675	681,743
Total assets	$679,223	$695,772

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$331	$382
Due to related parties	782	3,764
Interest payable	1,292	1,292
Unearned revenue	3,845	2,250
Security deposit	3,595	3,500
Total current liabilities	9,845	11,188
Long-term liabilities:
Mortgage payable	418,935	418,935
Total long-term liabilities	418,935	418,935
Total liabilities	428,780	430,123

Member's equity:
Member's capital	288,585	288,585
Accumulated deficit	(38,142)	(22,936)
Total member's equity	250,443	265,649
Total liabilities and member's equity	$679,223	$695,772

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

19-3 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 BUTTONWOOD (DE) LLC)
STATEMENTS OF OPERATIONS For the years ended December 31, 2024 and 2023
(Audited)

	2024	2023
Rental income	$45,372	$39,325

Operating expenses:
Property taxes	9,336	2,816
Utilities	2,687	505
General and administrative	2,002	1,197
Advertising and marketing	222	3,175
Repair and maintenance	908	1,193
Property management fees	3,811	3,146
Depreciation	15,068	15,068
Total operating expenses	34,034	27,100
Income from operations	11,338	12,225

Other income (expense), net
Other income	73	520
Interest expense	(15,851)	(16,280)
Total other income (expense), net	(15,778)	(15,760)
Net loss	$(4,440)	$(3,535)

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

19-3 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 BUTTONWOOD (DE) LLC)
STATEMENTS OF CHANGES IN MEMBER’S EQUITY For the years ended December 31, 2024 and 2023
(Audited)

	Member's Capital	Accumulated Deficit	Total Member's Equity
Balance as of December 31, 2022	$288,585	$(8,446)	$280,139
Distributions	-	(10,955)	(10,955)
Net Ioss	-	(3,535)	(3,535)
Balance as of December 31, 2023	$288,585	$(22,936)	$265,649
Distributions	-	(10,766)	(10,766)
Net loss	-	(4,440)	(4,440)
Balance as of December 31, 2024	$288,585	$(38,142)	$250,443

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

19-3 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 BUTTONWOOD (DE) LLC)
STATEMENTS OF CASH FLOWS For the years ended December 31, 2024 and 2023
(Audited)

	2024	2023
Cash flows from operating activities:
Net loss	$(4,440)	$(3,535)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation	15,068	15,068
Expenses incurred with related parties and charged to related party payables	(3,315)	-
Changes in operating assets and liabilities:
Prepaid expenses	(98)	(290)
Accounts payable and accrued liabilities	(51)	(218)
Unearned revenue	1,595	2,250
Net cash provided by operating activities	8,759	13,275
Cash flows from investing activities:
Cash paid for advances to related parties	333	-
Security deposit	95	550
Net cash provided by investing activities	428	550
Cash flows from financing activities:
Cash received from advances from related parties	2,333	(2,787)
Distributions	(10,766)	(10,955)
Net cash used in financing activities	(8,433)	(13,742)
Net change in cash and cash equivalents	754	83
Cash and cash equivalents at beginning of period	8,176	8,093
Cash and cash equivalents at end of period	$8,930	$8,176

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$15,851	$16,280
Cash paid for income taxes	$-	$-

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

19-3 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 Buttonwood (DE) LLC)

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2024 and 2023, and for the years then ended

(Audited)

NOTE 1 – NATURE OF OPERATIONS

19-3 Buttonwood Street (which may be referred to as the “Property”, “we,” “us,” or “our”) is a property located in Boston, Massachusetts. The Property was purchased by 19-21 Buttonwood (DE) LLC (the “Parent”), which is registered as a limited liability company in Delaware on August 8, 2022. The Property is managed by Collab CA LLC (“Manager” and is used for rental purposes.

YSMD LLC is a Delaware series limited liability company formed on February 2, 2022 under the laws of Delaware. YSMD LLC was formed to permit public investment in rental properties, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or “Series”, that management intends to establish. YSMD LLC formed YSMD – Series 19-3 Buttonwood, a series of YSMD, LLC, for the purpose of owning the Property.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) from the consolidated financial statements and accounting records of 19-21 Buttonwood (DE) LLC using the historical results of operations and historical cost basis of the assets and liabilities of 19-21 Buttonwood (DE) LLC that comprise the Property. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under 19-21 Buttonwood’s management. Transactions and balances between the Property and 19-21 Buttonwood (DE) LLC are reflected as related party transactions within these financial statements.

The accompanying financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to the Property. In addition, certain costs related to the Property have been allocated from the Parent. These costs are allocated based on expenses incurred by the Parent that can be specifically attributable to the operations of the Property, such as insurance, management fees and repairs of the Property.

The Property utilizes Parent’s centralized processes and systems for cash management, purchasing and recordkeeping. As a result, the Property does not have a separate bank account and all funds are included in the Parent’s general corporate funds, which is allocated ratably to the Property. The net results of these cash transactions between the Property and Parent are reflected as member’s equity in the accompanying balance sheet. In addition, the member’s equity represents the Parent’s interest in the recorded net assets of the Property and represents the cumulative net investment by 19-21 Buttonwood (DE) LLC in the Property through the dates presented, inclusive of cumulative operating results.

Management believes the assumptions and allocations underlying the financial statements are reasonable and appropriate under the circumstances. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Property been an entity that operated independently of 19-21 Buttonwood (DE) LLC. Consequently, future results of operations should the Property be separated from the Parent will include costs and expenses that may be materially different than the Property’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of the Property’s future results of operations, financial position, and cash flows.

Use of Estimates

The preparation of the Property’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, useful lives of property and equipment. The Property bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentration of Credit Risk

The Property maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Property may maintain balances in excess of the federally insured limits. The Property has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Real Estate Assets

Real Estate Assets exist in the form of the building and related improvements, land, equipment and appliances for the property and are recorded at cost. Expenditures for renewals and improvements that significantly add to the capacity and value or extend the useful life of the property are capitalized. Expenditures for maintenance and repairs are charged to expense. When the property itself or equipment used at the property is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which is five years for appliances, fifteen years for building improvements, and 27.5 years for the building.

The Property reviews the carrying value of real estate assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the net realizable value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of demand, competition, and other economic factors. Based on this assessment there was no impairment for the periods ended December 31, 2024 and 2023.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The carrying values of the Property’s assets and liabilities approximate their fair values.

Revenue Recognition

The Property adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at its purchase date.  The Property determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenues are generated at the Property level. Rental revenue, net of concessions (if any), will be recognized on a straight-line basis over the term of the leases. Rent paid in advance is recorded to unearned revenues on the balance sheet.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Property expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 – REAL ESTATE ASSETS

Real estate assets at December 31, 2024 and 2023 consists of the following:

	December 31,	December 31,
	2024	2023
Building and building improvement	$413,700	$413,700
Furniture and fixture	113	113
Land	289,270	289,270
	703,083	703,083
Accumulated depreciation	(36,408)	(21,340)
Total real estate assets	$666,675	$681,743

Depreciation expense totaled $15,068 and $15,068 for the years ended December 31, 2024 and 2023, respectively (see Note 2 – Real Estate Assets).

NOTE 4 – LOANS

In 2022, the Parent entered into a loan agreement for $2,400,000. The debt proceeds were used solely to finance the acquisition and development of the 19-21 Buttonwood real estate project. The term loan was collateralized by the 19-21 Buttonwood real estate project, carried an adjustable interest rate of 3.70% per annum, and matures in September 2052. The adjustable interest rate is the sum of the current index and the margin which sum is then rounded to the nearest 0.859%. The loan requires interest-only payments for the first 120 months.

Among this loan of $2,400,000, $418,935 is allocated to the Property as mortgage payable. As of December 31, 2024 and December 31, 2023, accrued interest payable on this loan was $1,292 and $1,292, respectively. For the years ended December 31, 2024 and 2023, interest expense on the loan totaled $15,851 and $16,280, respectively.

Year Ended December 31,	Beginning Balance	Principal Payment	Ending Balance
2025	$418,935	$-	$418,935
2026	418,935	-	418,935
2027	418,935	-	418,935
2028	418,935	-	418,935
2029	418,935	-	418,935
Thereafter	$418,935	$418,935	$-

NOTE 5 – RELATED PARTY TRANSACTIONS

Effective January 1, 2024, the Property’s owner and parent entered into an amendment to its agreement dated June 22, 2022, with Collab CA, LLC (“Agent”), where as consideration the Parent pays property management fees of 8% of gross revenue paid monthly in arrears for property management and 20% markup on the cost of repair and maintenance work; 5.5% of total capital improvements cost for renovation management paid in arrears in the month that capital improvements are incurred; 2% of the contractual purchase price of the relevant property acquired, paid within five (5) days after the purchase is completed; and 2% of total sales price when the asset is sold, paid within five (5) days after the sale is closed

The Property’s rental income is received by the Property’s manager, Collab CA LLC. As of December 31, 2024, the Property had related party payables of $259 to Collab CA LLC, $356 to Collab Living LLC, $167 to iReam US RE LLC and related party receivables of $1,885 from 33 Mine Street LLC and $833 from YSMD, LLC. As of December 31, 2023, the Property had related party payables of $3,597 to Collab CA LLC, $167 to iReam US RE LLC and related party receivables of $1,885 from 33 Mine Street LLC and $3,167 from YSMD, LLC.

The Property’s owner and parent, 19-21 Buttonwood (DE) LLC, purchased the Property for $702,970 and furniture and fixture for $113, based on allocation of the total property purchased by the Parent to the unit comprising the Property.

Management fees for the years ended December 31, 2024 and 2023 amounted to $3,811 and $3,146, respectively. Leasing fees for the years ended December 31, 2024 and 2023 amounted to $0 and $2,625, respectively.

Collab CA LLC, Collab Living LLC, iReam US RE LLC, 33 Mine Street LLC and YSMD, LLC are related parties of the Property. These balances are unsecured, non-interest bearing and have no fixed terms of repayment.

NOTE 6 – MEMBER’S EQUITY

During the years ended December 31, 2024 and 2023, the Property was allocated distributions of $10,766 and $10,955, respectively, to the member of 19-21 Buttonwood (DE) LLC. As of December 31, 2024 and 2023, the Property had $288,585 of contributed investment.

NOTE 7 – GOING CONCERN

The Property has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Property’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Property has an accumulated deficit of $38,142, has generated a net loss of $4,440 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with a cash of $8,930 against current liabilities of $9,845 as of December 31, 2024. These factors, among others, raise substantial doubt about the Property’s ability to continue as a going concern. The Property’s ability to continue as a going concern for the next 12 months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. Through the date the financial statements were available to be issued, the Property has been primarily financed through the issuance of membership interests and loans. No assurance can be given that the Property will be successful in these efforts. The financial statements do not include any adjustments that might be necessary should the Property be unable to continue as going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 8 – SUBSEQUENT EVENTS

Securities Being Offered

The Property is intended to be acquired by YSMD Series 19-3 Buttonwood, a series of YSMD, LLC, which is already qualified for an offering under Regulation A.

Management’s Evaluation

Management has evaluated subsequent events through April 18, 2025, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

 21-2 Buttonwood

Carve-Out of Certain Operations of 19-21 Buttonwood (DE) LLC

Audited Financial Statements

As of December 31, 2024 and 2023, and for the years then ended

To the Managing Member of

19-21 Buttonwood (DE) LLC

Sacramento, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of 21-2 Buttonwood Street, (the carved-out operations of certain assets of 19-21 Buttonwood (DE) LLC) (the “Property”) which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Property as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Property and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Property’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Property will continue as a going concern. As described in Note 7 to the financial statements, the Property has an accumulated deficit of $33,267 as of December 31, 2024, has generated a loss of $7,061 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with cash of $7,487 against current liabilities of $6,351 as of December 31, 2024. These factors, among others, raise substantial doubt about the Property’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Property’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Property’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 18, 2025

Artesian CPA, LLC

1312 17th Street #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

21-2 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 BUTTONWOOD (DE) LLC)
BALANCE SHEETS
As of December 31, 2024 and 2023
(Audited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$7,487	$7,231
Prepaid expenses	900	802
Due from related parties	2,718	5,051
Total current assets	11,105	13,084
Real estate assets:
Building and building improvement	378,640	378,640
Furniture and fixture	113	113
Land	264,760	264,760
Accumulated depreciation	(33,321)	(19,531)
Total real estate assets	610,192	623,982
Total assets	$621,297	$637,066

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$331	$383
Due to related parties	782	3,764
Interest payable	1,182	1,182
Unearned revenue	556	3,295
Security deposit	3,500	3,295
Total current liabilities	6,351	11,919
Long-term liabilities:
Mortgage payable	383,430	383,430
Total long-term liabilities	383,430	383,430
Total liabilities	389,781	395,349

Member's equity:
Member's capital	264,783	264,783
Accumulated deficit	(33,267)	(23,066)
Total member's equity	231,516	241,717
Total liabilities and member's equity	$621,297	$637,066

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

21-2 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 BUTTONWOOD (DE) LLC)
STATEMENTS OF OPERATIONS For the years ended December 31, 2024 and 2023
(Audited)

	2024	2023
Rental income	$38,039	$34,780

Operating expenses:
Property taxes	9,814	2,929
Utilities	2,795	525
General and administrative	2,001	1,198
Advertising and marketing	122	2,696
Repair and maintenance	908	1,032
Property management fees	3,427	2,782
Depreciation	13,790	13,790
Total operating expenses	32,857	24,952
Income from operations	5,182	9,828

Other income (expense), net
Other income	2,265	2,700
Interest expense	(14,508)	(15,910)
Total other income (expense), net	(12,243)	(13,210)
Net loss	$(7,061)	$(3,382)

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

21-2 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 BUTTONWOOD (DE) LLC)
STATEMENTS OF CHANGES IN MEMBER’S EQUITY For the years ended December 31, 2024 and 2023
(Audited)

	Member's Capital	Accumulated Deficit	Total Member's Equity
Balance as of December 31, 2022	$264,783	$(9,466)	$255,317
Distributions	-	(10,218)	(10,218)
Net loss	-	(3,382)	(3,382)
Balance as of December 31, 2023	$264,783	$(23,066)	$241,717
Distributions	-	(3,140)	(3,140)
Net loss	-	(7,061)	(7,061)
Balance as of December 31, 2024	$264,783	$(33,267)	$231,516

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

21-2 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 BUTTONWOOD (DE) LLC)
STATEMENTS OF CASH FLOWS For the years ended December 31, 2024 and 2023
(Audited)

	2024	2023
Cash flows from operating activities:
Net loss	$(7,061)	$(3,382)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation	13,790	13,790
Expenses incurred with related parties and charged to related party payables	(3,315)	-
Changes in operating assets and liabilities:
Prepaid expenses	(98)	(290)
Accounts payable and accrued liabilities	(52)	(218)
Unearned revenue	(2,739)	3,295
Net cash provided by operating activities	525	13,195
Cash flows from investing activities:
Cash paid for advances to related parties	333	-
Security deposit	205	595
Net cash provided by investing activities	538	595
Cash flows from financing activities:
Cash received from advances from related parties	2,333	(2,787)
Distributions	(3,140)	(10,218)
Net cash used in financing activities	(807)	(13,005)
Net change in cash and cash equivalents	256	785
Cash and cash equivalents at beginning of period	7,231	6,446
Cash and cash equivalents at end of period	$7,487	$7,231

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$14,508	$15,910
Cash paid for income taxes	$-	$-

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

21-2 BUTTONWOOD (Carve-Out of Certain Operations of 19-21 Buttonwood (DE) LLC)

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2024 and 2023, and for the years then ended

(Audited)

NOTE 1 – NATURE OF OPERATIONS

21-2 Buttonwood Street (which may be referred to as the “Property”, “we,” “us,” or “our”) is a property located in Boston, Massachusetts. The Property was purchased by 19-21 Buttonwood (DE) LLC (the “Parent”), which is registered as a limited liability company in Delaware on August 8, 2022. The Property is managed by Collab CA LLC (“Manager”) and is used for rental purposes.

YSMD LLC is a Delaware series limited liability company formed on February 2, 2022 under the laws of Delaware. YSMD LLC was formed to permit public investment in rental properties, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or “Series”, that management intends to establish. YSMD LLC formed YSMD – Series 21-2 Buttonwood, a series of YSMD, LLC, for the purpose of owning the Property.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) from the financial statements and accounting records of 19-21 Buttonwood (DE) LLC using the historical results of operations and historical cost basis of the assets and liabilities of 19-21 Buttonwood (DE) LLC that comprise the Property. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under 19-21 Buttonwood’s management. Transactions and balances between the Property and 19-21 Buttonwood (DE) LLC are reflected as related party transactions within these financial statements.

The accompanying financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to the Property. In addition, certain costs related to the Property have been allocated from the Parent. These costs are allocated based on expenses incurred by the Parent that can be specifically attributable to the operations of the Property, such as insurance, management fees and repairs of the Property.

The Property utilizes Parent’s centralized processes and systems for cash management, purchasing and recordkeeping. As a result, the Property does not have a separate bank account and all funds are included in the Parent’s general corporate funds, which was ratably allocated to the Property. The net results of these cash transactions between the Property and Parent are reflected as member’s equity in the accompanying balance sheet. In addition, the member’s equity represents the Parent’s interest in the recorded net assets of the Property and represents the cumulative net investment by 19-21 Buttonwood (DE) LLC in the Property through the dates presented, inclusive of cumulative operating results.

Management believes the assumptions and allocations underlying the financial statements are reasonable and appropriate under the circumstances. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Property been an entity that operated independently of 19-21 Buttonwood (DE) LLC. Consequently, future results of operations should the Property be separated from the Parent will include costs and expenses that may be materially different than the Property’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of the Property’s future results of operations, financial position, and cash flows.

Use of Estimates

The preparation of the Property’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, useful lives of property and equipment. The Property bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentration of Credit Risk

The Property maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Property may maintain balances in excess of the federally insured limits. The Property has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Real Estate Assets

Real Estate Assets exist in the form of the building and related improvements, land, equipment and appliances for the property and are recorded at cost. Expenditures for renewals and improvements that significantly add to the capacity and value or extend the useful life of the property are capitalized. Expenditures for maintenance and repairs are charged to expense. When the property itself or equipment used at the property is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which is five years for appliances, fifteen years for building improvements, and 27.5 years for the building.

The Property reviews the carrying value of real estate assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the net realizable value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of demand, competition, and other economic factors. Based on this assessment there was no impairment for the periods ended December 31, 2024 and 2023.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The carrying values of the Property’s assets and liabilities approximate their fair values.

Revenue Recognition

The Property adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at its purchase date.  The Property determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied.

Revenues are generated at the Property level. Rental revenue, net of concessions (if any), will be recognized on a straight-line basis over the term of the leases. Rent paid in advance is recorded to unearned revenues on the balance sheet.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Property expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 – REAL ESTATE ASSETS

Real estate assets at December 31, 2024 and 2023 consists of the following:

	December 31,	December 31,
	2024	2023
Building and building improvement	$378,640	$378,640
Furniture and fixture	113	113
Land	264,760	264,760
	643,513	643,513
Accumulated depreciation	(33,321)	(19,531)
Total real estate assets	$610,192	$623,982

Depreciation expense totaled $13,790 and $13,790 for the years ended December 31, 2024 and 2023, respectively (see Note 2 – Real Estate Assets).

NOTE 4 – LOANS

In 2022, the Parent entered into a loan agreement for $2,400,000. The debt proceeds were used solely to finance the acquisition and development of the 19-21 Buttonwood real estate project. The term loan was collateralized by the 19-21 Buttonwood real estate project, carried an adjustable interest rate of 3.70% per annum, and matures in September 2052. The adjustable interest rate is the sum of the current index and the margin which sum is then rounded to the nearest 0.859%. The loan requires interest-only payments for the first 120 months.

Among this loan of $2,400,000, $383,430 is allocated to the Property as mortgage payable. As of December 31, 2024 and 2023, accrued interest payable on this loan was $1,182 and $1,182, respectively. For the years ended December 31, 2024 and 2023, interest expenses on the loans totaled $14,508 and $15,910, respectively.

Year Ended December 31,	Beginning Balance	Principal Payment	Ending Balance
2025	$383,430	$-	$383,430
2026	383,430	-	383,430
2027	383,430	-	383,430
2028	383,430	-	383,430
2029	383,430	-	383,430
Thereafter	$383,430	$383,430	$-

NOTE 5 – RELATED PARTY TRANSACTIONS

Effective January 1, 2024, the Property’s owner and parent entered into an amendment to its agreement dated June 22, 2022, with Collab CA, LLC (“Agent”), where as consideration the Parent pays property management fees of 8% of gross revenue paid monthly in arrears for property management and 20% markup on the cost of repair and maintenance work; 5.5% of total capital improvements cost for renovation management paid in arrears in the month that capital improvements are incurred; 2% of the contractual purchase price of the relevant property acquired, paid within five (5) days after the purchase is completed; and 2% of total sales price when the asset is sold, paid within five (5) days after the sale is closed.

The Property’s rental income is received by the Property’s manager, Collab CA LLC. As of December 31, 2024, the Property had related party payables of $258 to Collab CA LLC, $357 to Collab Living LLC, $167 to iReam US RE LLC and related party receivables of $1,885 from 33 Mine Street LLC and $833 from YSMD, LLC. As of December 31, 2023, the Property had related party payables of $3,597 to Collab CA LLC, $167 to iReam US RE LLC and related party receivables of $1,885 from 33 Mine Street LLC and $3,167 from YSMD, LLC.

The Property’s owner and parent, 19-21 Buttonwood (DE) LLC, purchased the Property for $643,400 and furniture and fixture for $113, based on allocation of the total property purchased by the Parent to the unit comprising the Property.

Management fees for the years ended December 31, 2024 and 2023 amounted to $3,427 and $2,782, respectively. Leasing fees for the years ended December 31, 2024 and 2023 amounted to $0 and $2,471, respectively.

Collab CA LLC, Collab Living LLC, iReam US RE LLC, 33 Mine Street LLC and YSMD, LLC are related parties of the Property. These balances are unsecured, non-interest bearing and have no fixed terms of repayment.

NOTE 6 – MEMBER’S EQUITY

During the year ended December 31, 2024, the Property was allocated to distribute $3,140 to the member of 19-21 Buttonwood (DE) LLC. During the year ended December 31, 2023, the Property was allocated to distribute $10,218 to the member of 19-21 Buttonwood (DE) LLC. As of December 31, 2024 and 2023 the Property had $264,783 of contributed investment.

NOTE 7 – GOING CONCERN

The Property has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Property’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Property has an accumulated deficit of $33,267, has generated a net loss of $7,061 for the year ended December 31, 2024, and has limited liquid assets to satisfy its obligations as they come due with a cash of $7,487 against current liabilities of $6,351 as of December 31, 2024. These factors, among others, raise substantial doubt about the Property’s ability to continue as a going concern. The Property’s ability to continue as a going concern for the next 12 months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. Through the date the financial statements were available to be issued, the Property has been primarily financed through the issuance of membership interests and loans. No assurance can be given that the Property will be successful in these efforts. The financial statements do not include any adjustments that might be necessary should the Property be unable to continue as going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 8 – SUBSEQUENT EVENTS

Securities Being Offered

The Property is intended to be acquired by YSMD Series 21-2 Buttonwood, a series of YSMD, LLC, which is already qualified for an offering under Regulation A.

Management’s Evaluation

Management has evaluated subsequent events through April 18, 2025, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

EXHIBIT INDEX

No.	Exhibit Description
2.1	Certificate of Formation of YSMD, LLC *

2.2	Operating Agreement of YSMD, LLC*

3.1	Series Designation of YSMD Series A, a series of YSMD, LLC*

3.2	Form of Series Designation of YSMD Series 2340 Hilgard LLC*

3.3	Form of Series Designation of YSMD Series Buttonwood 19-3 LLC*

3.4	Form of Series Designation of YSMD Series 33 Mine Street LLC*

3.5	Form of Series Designation of YSMD Series Buttonwood 21-2 LLC*

4.1	Form of subscription agreement of YSMD, Series A, a series of YSMD, LLC*

4.2	Form of subscription agreement of YSMD Series 2340 Hilgard LLC*

4.3	Form of subscription agreement of YSMD Series Buttonwood 19-3 LLC*

4.4	Form of subscription agreement of YSMD, Series 33 Mine Street, a series of YSMD, LLC*

4.5	Form of subscription agreement of YSMD Series Buttonwood 21-2, a series of YSMD, LLC*

6.1	Broker Dealer Agreement, dated November 8, 2021, between YSMD LLC and Dalmore Group, LLC*

6.2	Form of Purchase and Sale Agreement dated [*], 2022, between YSMC, LLC and YSMD Series A, a series of YSMD, LLC *

6.3	Form of Purchase and Sale Agreement dated [*], 2023, between YSMC, LLC and YSMD Series 2340 Hilgard LLC*

6.4	Form of Purchase and Sale Agreement dated [*], 2023, between SDZ-US-1__2020 Irrevocable Trust and YSMD Series Buttonwood 19-3 LLC*

6.5	Form of Property Management Agreement dated [*], 2022. between Collab Capital (USA) LLC and YSMD Series A, a series of YSMD, LLC*

6.6	Form of Property Management Agreement dated [*], 2022. between Collab Capital (USA) LLC and YSMD Series 2340 Hilgard LLC*

6.7	Form of Property Management Agreement dated [*], 2022. between Collab Capital (USA) LLC and YSMD Series Buttonwood Street 19-3 LLC*

6.8	Form of Purchase and Sale Agreement dated [*], 2023, between YSMC LLC, The SDZ-1-2022 Trust, and The SDZ-2-2022 Trust, SDZ-US-1_2020 Irrevocable Trust and YSMD Series 33 Mine Street LLC*

6.9	Form of Purchase and Sale Agreement dated [*], 2023, between SDZ-US-1__2020 Irrevocable Trust and YSMD Series Buttonwood 21-2 LLC*

6.10	Form of Property Management Agreement dated [*], 2023. between Collab Capital (USA) LLC and YSMD Series 33 Mine Street LLC*

6.11	Form of Property Management Agreement dated [*], 2023. between Collab Capital (USA) LLC and YSMD Series Buttonwood 21-2 LLC*

6.12	Software and Services License Agreement dated August 2, 2022 by and between North Capital Investment Technology, Inc. and YSMD, LLC*

6.13	Form of Series’ Promissory Note.*

8.1	Escrow Agreement dated October 19, 2020, by and among North Capital Private Securities Corporation, Collab Capital (USA) LLC and YSMD Series A, a series of YSMD, LLC*

8.2	Form of Escrow Agreement dated [*], 2023, by and among North Capital Private Securities Corporation, Collab Capital (USA) LLC and YSMD Series 2340 Hilgard LLC and Series Buttonwood 19-3 LLC*

8.3	Form of Escrow Agreement dated [*], 2024, by and among North Capital Private Securities Corporation, Collab Capital (USA) LLC and YSMD Series 33 Mine Street LLC and Series Buttonwood 19-2 LLC*

11.2	Consent of Artesian CPA, LLC*

12.2	Opinion CrowdCheck Law LLP*

12.3	Opinion of CrowdCheck for Series 33 Mine Street and Series Buttonwood 21-2*

*	Filed as an exhibit to the Company’s Regulation A Offering Statement on Form 1-A (Commission File No. 024-12008)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YSMD, LLC, a Delaware limited liability company

By	Collab (USA) Capital LLC, a limited liability corporation
Its: Managing Member

By: iREAM Technology Co., Ltd.,, a BVI business company,
Its sole member

	By:	/s/ Qian Wang
	Name:	Qian Wang
	Title:	Chief Executive Officer

This Annual Report has been signed by the following persons in the capacities and on the dates indicated/

Collab (USA) Capital LLC, a Delaware limited liability company

By:	/s/ Qian Wang
Name:	Qian Wang
Title:	Chief Executive Officer, Principal Executive Officer, Principal Accounting Officer, and Principal Financial Officer, of Collab (USA) Capital LLC.

Date:	April 30, 2025